                                                                   Exhibit 10.86
                                                                   -------------



         DATED                                        February 7, 2001
         -------------------------------------------------------------



         (1)       P-COM NETWORK SERVICES LIMITED

         (2)       SPECTRASITE TRANSCO COMMUNICATIONS LIMITED

         (3)       P-COM, INC.



         -------------------------------------------------------------


                               A G R E E M E N T


         -------------------------------------------------------------

                           For the sale and purchase

           of the entire issued share capital of R.T. MASTS LIMITED





                                   EVERSHEDS



                               Cloth Hall Court
                               Infirmary Street
                                Leeds  LS1  2JB
                              Tel:  0113 243 0391
                              Fax:  0113 245 6188

                                   CONTENTS

Clause                                                                      Page
1      INTERPRETATION                                                          1
2      SALE AND PURCHASE                                                       6
3      COMPLETION                                                              6
4      GUARANTEES                                                              6
5      WARRANTIES                                                              7
6      LIMITATION ON CLAIMS                                                    8
7      PURCHASER'S WARRANTIES AND UNDERTAKINGS                                10
8      RESTRICTIVE COVENANTS                                                  10
9      GUARANTOR OBLIGATIONS                                                  12
10     ANNOUNCEMENTS                                                          14
11     COSTS                                                                  14
12     INTEREST                                                               14
13     NOTICES                                                                15
14     ASSIGNMENT                                                             15
15     GENERAL                                                                16
16     GOVERNING LAW AND JURISDICTION                                         17
17     COUNTERPARTS                                                           17
18     PENSION INDEMNITY                                                      17
20     TELESYS INDEMNITY                                                      18
20     ENTIRE AGREEMENT                                                       18
21     MANAGEMENT ACCOUNTS                                                    18
22     LAND CERTIFICATE                                                       19

Schedules
1      THE GROUP                                                              20
       Part 1: Details of the Company                                         20
       Part 2: Details of other Group Members                                 21
2      THE PROPERTY                                                           23
       Part 1: Freehold                                                       23
       Part 2: Leasehold                                                      24
3      NON-TAXATION WARRANTIES                                                25
4      TAXATION                                                               40
       Part 1 - Interpretation                                                40
       Part 2 - Tax Covenant                                                  44
       Part 3 - Tax Warranties                                                53
5      COMPLETION ARRANGEMENTS                                                62
6      PROVISIONS REGARDING RETENTION FUND                                    65
7      RELEVANT SERVICES                                                      66

THIS AGREEMENT is made on February 7, 2001

BETWEEN:

(1) P-Com Network Services Limited (registered number 3416747) whose registered office is at 3 and 4 Morris Close, Park Farm Industrial Estate, Wellingborough, Northamptonshire NN8 6XF ("the Vendor");

(2) SpectraSite Transco Communications Limited (registered number 3922958) whose registered office is at Claremont House, Hatters Lane, Croxley Business Park, Watford, Hertfordshire WD18 8TR ("the Purchaser"); and

(3) P-COM, INC. of 3175 South Winchester Boulevard, Campbell, California 95008, United States of America ("the Guarantor").

OPERATIVE CLAUSES:

1.   INTERPRETATION

     In this Agreement:

1.1 the following expressions have the following meanings unless inconsistent with the context:

     "Accounting Date"                  31 December 1999

     "Accounts"                         the audited accounts of each Group
                                        Member for the financial year which
                                        ended on the Accounting Date, comprising in each case a balance sheet, a profit and loss account, notes, directors' and auditors' reports

     "Associated Company"               any company, not being a Group Member,
                                        which at the relevant time is:

                                        (a)  a holding company of the Vendor; or

                                        (b)  a subsidiary or subsidiary
                                             undertaking of the Vendor; or

                                        (c)  a subsidiary or subsidiary
                                             undertaking (other than the Vendor
                                             itself) of any such holding
                                             company; and the expressions
                                             "holding company", "subsidiary" and
                                             "subsidiary undertaking" having the
                                             meanings given to them by CA 1985

                                        and the expressions "holding company",
                                        "subsidiary" and "subsidiary
                                        undertaking" having the meanings given
                                        to them by CA 1985

          "Business Day"                any day (other than a Saturday or
                                        Sunday) on which banks are open in
                                        London for normal banking business

          "CA 1985"                     the Companies Act 1985

          "Company"                     R.T. Masts Limited (details of which are
                                        set out in Part 1 of Schedule 1)

          "Completion"                  completion of the sale and purchase in
                                        accordance with clause 3

          "Computer Systems"            all computer hardware, software,
                                        microprocessors and firmware and any
                                        other items that connect with any or all of them which in each case are used in the Group's business or are in the possession of any Group Member.

          "Confidential Information"    all information not publicly known, used
                                        in or otherwise relating to the Group's
                                        business, customers, or financial or
                                        other affairs, including information
                                        relating to:

                                        (a)  trade secrets, know-how, computer
                                             systems and computer software;

                                        (b)  future projects, business
                                             development or planning, commercial
                                             relationships and negotiations; and

                                        (c)  the marketing of goods or services
                                             including customer names and lists,
                                             sales targets and statistics

          "Consideration"               the consideration for the sale of the
                                        Shares as stated in clause 2.2

          "Contract"                    any agreement or commitment whether
                                        conditional or unconditional and whether by deed, under hand, oral or otherwise, and any arrangement or understanding whether legally binding or not

          "Disclosure Letter"           the letter having the same date as this
                                        Agreement from the Vendor to the
                                        Purchaser qualifying the Warranties

          "Encumbrance"                 any mortgage, charge, pledge, lien,
                                        assignment by way of security, option,
                                        restriction, claim, right of pre-
                                        emption, right of first refusal, third
                                        party right or interest, other
                                          encumbrance or security interest of
                                          any kind, or other preferential
                                          arrangement having similar effect

          "EHS Law"                       all or any laws from time to time with
                                          regard to EHS matters

          "EHS Matters"                   all or any matters relating to the
                                          pollution or protection of the
                                          environment or harm to or the
                                          protection of human health and safety
                                          or the health of animals and plants

          "EHS Permits"                   all or any permits, consents,
                                          licences, approvals, certificates and
                                          other authorisations required by EHS
                                          Law for the operation of the business
                                          of the company or the condition or use
                                          of the property

          "Environment"                   any air (including air within natural
                                          or man-made structures above or below
                                          ground), water (including territorial,
                                          coastal and inland waters, ground
                                          water and water in drains and sewers),
                                          and land (including surface land, sub-
                                          surface land, seabed and river bed
                                          under water)

          "the Group"                     together the Company and each other
                                          company details of which are set out
                                          in Part 2 of Schedule 1

          "Group Member"                  any company which is a member of the
                                          group

          "the Group Personal Pension     the R. T. Masts Limited Group Personal
          Scheme"                         Pension Scheme insured with Standard
                                          Life

          "ICTA"                          Income and Corporation Taxes Act 1988

          "Intellectual Property Rights"  patents, trade marks, service marks, registered designs, design rights,
                                          copyright, know how and all other
                                          intellectual property (of whatever
                                          nature) and any applications for the
                                          same

          "the Loan Note"                 the (Pounds)500,000 loan note to be
                                          issued by the Purchaser to the Vendor
                                          in partial satisfaction of the
                                          Consideration

          "the Life Assurance Scheme"     The R. T. Masts Limited Group Life
                                          Assurance Scheme established by a deed
                                          dated 1 September 1997 insured with
                                          AIG Life (UK) (policy no 394A0004)

          "Management Accounts"           the management accounts of the Company
                                          for each month in respect of the
                                          period from the Accounting Date to 31

                                          December 2000

          "the One2One Contract"          the agreement dated 17 September 1998
                                          entered into between Mercury Personal
                                          Communications and the Guarantor as
                                          subsequently amended

          "the Pension Schemes"           the R. T. Masts Limited Pension Scheme
                                          established by a trust deed dated 27
                                          June 1986 and the R. T. Masts Limited
                                          Executive Pension Scheme established
                                          by an interim trust deed dated 11 May
                                          1990

          "the PHI Scheme"                the R. T. Masts Limited Group Long
                                          Term Disability Insurance Scheme
                                          insured with UNUM Limited (policy
                                          number GS/907918/B)

          "Plant and Equipment"           the plant and machinery, vehicles,
                                          fixtures and fittings, furniture,
                                          tools and other equipment used in
                                          connection with the business of the
                                          Group

          "Property"                      the property specified in Schedule 2
                                          and each part of such property

          "Purchaser's Solicitors"        Eversheds of Cloth Hall Court,
                                          Infirmary Street, Leeds LS1 2JB (Ref:
                                          C5.KF.TLB)

          "Relevant Claim"                any claim for breach of any of the
                                          Warranties

          "Relevant Customer"             any person who at any time during the
                                          period of 12 months immediately
                                          preceding Completion was:

                                          (a)  negotiating with any Group Member
                                               for the supply by such Group
                                               Member of goods or services; or

                                          (b)  a client or customer of any Group
                                               Member; or

                                          (c)  in the habit of dealing with any
                                               Group Member

          "Relevant Services"             the services referred to in Schedule 7
                                          comprising (for the avoidance of
                                          doubt) those services supplied by any
                                          Group Member at any time during the
                                          period of 12 months immediately
                                          preceding Completion in the United
                                          Kingdom

          "Shares"                        all the issued shares in the capital
                                          of the Company

     "Software"                         any form of computer program, including
                                        applications software and operating
                                        systems, whether in source, object or
                                        machine code form.

     "Stock" Stocks (as defined in Statement of Standard Accounting Practice No 9 adopted by the Accounting Standards Board) of any Group Member including raw materials, components, work in progress, finished goods and consumables

     "the Sub-Contract"                 the sub-contract relating primarily to
                                        the One 2 One Contract and to be entered into at Completion in agreed terms between the Guarantor and the Company

     "Vendor's Solicitors"              Brobeck, Hale & Dorr of Alder Castle, 10
                                        Noble Street, London EC2V 7QJ

     "Warranties"                       the warranties set out or referred to in
                                        clause 5, Schedule 3 and Part 3 of
                                        Schedule 4;


1.2 references to any statute or statutory provision include, unless the context otherwise requires, a reference to the statute or statutory provision as modified or re-enacted and in force from time to prior to Completion and any subordinate legislation made under the relevant statute or statutory provision in force prior to Completion;

1.3 references to persons will include bodies corporate, unincorporated associations and partnerships;

1.4 references to a document being "in the agreed terms" are to that document in the form agreed and for the purposes of identification initialled by or on behalf of the Vendor and the Purchaser;

1.5 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the Schedule in which such references appear;

1.6 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.7  the headings in this Agreement will not affect its interpretation; and

1.8 any phrase introduced by the term "include", "including", "in particular" or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term.

2.   SALE AND PURCHASE

2.1 The Vendor will sell with full title guarantee, and the Purchaser will buy, the Shares. The Shares will be sold free of any Encumbrance and with all rights attached or accruing to them at or after the date of this Agreement.

2.2 The consideration for the sale of the Shares will, subject as hereinafter provided, be the sum of (Pounds)9,250,000 (nine million two hundred and fifty thousand pounds). Of the said aggregate consideration the sum of (Pounds)8,250,000 (eight million two hundred and fifty thousand pounds) shall be paid in cash on Completion, the sum of (Pounds)500,000 (five hundred thousand pounds) ("the Retention Fund") shall be dealt with in accordance with the provisions set out in Schedule 6; and the sum of (Pounds)500,000 shall be satisfied by the issue of the Loan Note by the Purchaser to the Vendor.

2.3 Any sum payable to the Vendor either on Completion or in accordance with the provisions set out in Schedule 6 shall be paid in cash by way of a CHAPS transfer from a Clearing Bank to the client account of the Vendors' Solicitors with Barclays Bank, 155 Bishopsgate, London EC2M 3XA, account name "Brobeck Hale & Dorr, Clients Premium Account", sort code 20-77-67, account number 80788155 or by such other method as may be agreed between the parties. The Vendor's Solicitors are authorised to receive the Consideration on behalf of the Vendor and payment to them will be a good and sufficient discharge to the Purchaser and the Purchaser will not be further concerned as to the application of the moneys so paid.

2.4 If any of the Retention Fund shall become payable to the Purchaser by way of compensation or indemnity in accordance with the provisions of Schedule 6, and, if applicable, subject to the limitations contained in clause 6, the Consideration shall be abated by the amount so payable and any rights of the Purchaser to such compensation or indemnity shall be reduced by the amount of such abatement, but without prejudice to the right of the Purchaser (or any Group Member in the case of indemnities granted in their favour) to recover the excess of any compensation or indemnity or any costs or expenses from the Vendors to the extent not recovered out of the Retention Fund.

3.   COMPLETION

3.1 Completion will take place immediately after the signing of this Agreement.

3.2  At Completion, the Vendor and the Purchaser will comply with Schedule 5.

3.3 The Purchaser will not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

4.   GUARANTEES

4.1 The Vendor will procure that on Completion each Group Member is released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation ("Guarantee") given by such Group Member to any third party in respect of a liability of any person other than wholly and exclusively of any Group Member or Group Members.

4.2 In the period after Completion the Purchaser hereby agrees that it shall, upon request, use reasonable endeavours to procure the release and discharge of any Guarantee entered into by the Vendor or any Associated Company in respect of the liabilities of the Company and/or any other Group Member provided that for the avoidance of doubt and without limitation, the obligations of the Purchaser pursuant to this clause 4.2 shall not extend to:

     4.2.1 procuring that employees of the Purchaser and/or any Group Member shall spend significant amounts of time in attempting to procure any such release and discharge;

     4.2.2 any expenditure on the part of the Purchaser and/or any Group Member, save where such expenditure has already been reimbursed in advance to the Purchaser and/or any Group Member by the Vendor or any Associated Company; or

     4.2.3 the entering into of any form of guarantee or other security on the part of the Purchaser and/or any Group Member,

     and provided also that the Vendor hereby agrees to indemnify and keep indemnified the Purchaser and/or any relevant Group Member against any costs or other liabilities incurred by the Purchaser and/or any such Group Member as a result of any actions undertaken by the Purchaser and/or any such Group Member pursuant to this clause 4.2.

5.   WARRANTIES

5.1  The Vendor warrants to the Purchaser in the terms of the Warranties.

5.2 The Warranties are qualified by all facts and matters fairly disclosed in the Disclosure Letter.

5.3 The Vendor undertakes to indemnify the Purchaser on demand against all costs (including legal costs) or expenses which the Purchaser or any Group Member may reasonably incur before or after the commencement of any action in connection with a breach of any of the Warranties.

5.4 The Vendor waives and may not enforce any right which the Vendor may have against any director or employee of any Group Member, on which or on whom the Vendor may have relied in agreeing to any term of this Agreement or any statement in the Disclosure Letter PROVIDED THAT the provisions of this clause 5.4 shall not restrict the Vendor from making a claim against any such director or employee in the event of fraud, dishonesty or reckless or wilful misconduct on the part of any such director or employee.

5.5 Each Warranty is to be construed independently and is not limited or restricted by any other Warranty or any other term of this Agreement.

5.6 Unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Vendor (or similar expression), the Vendor will be deemed to have such knowledge, information, belief or awareness as the Vendor would have obtained had the Vendor made all reasonable enquiries of Ben Jarvis, Caroline Kahl, Mark Perkins, George Roberts, Leighton Stephens and Graeme Hall into the subject matter of that Warranty.

6.   LIMITATION ON CLAIMS

6.1 Neither the Vendor nor the Guarantor will be liable for any Relevant Claim or, where specifically indicated, any claim under Part 2 of Schedule 4, unless:

     6.1.1 with respect only to any Relevant Claim, the amount of the liability in respect of that Relevant Claim when aggregated with the amount of the liability in respect of all other Relevant Claims exceeds (Pounds)100,000 (in which event the Vendor will be liable for the whole amount of such Relevant Claims and not merely the excess) and, provided that written particulars of such Relevant Claim shall have been received by the Vendor or Guarantor pursuant to clause 6.1.3, thereafter unless the amount of the liability in respect of any further Relevant Claims when aggregated with the amount of the liability in respect of all other further Relevant Claims exceeds a further (Pounds)50,000 (in which event the Vendor will be liable for the whole amount of such further Relevant Claims and not merely the excess) and so forth in multiples of (Pounds)50,000 until the expiry of the relevant time periods for the bringing of any Relevant Claim pursuant to clause 6.1.3 below at which point (assuming the initial threshold of (Pounds)100,000 has been exceeded) the Purchaser will be entitled to claim the balance (if any) outstanding pursuant to any Relevant Claims;

     6.1.2 with respect only to any claim under Part 2 of Schedule 4, the amount of the liability in respect of that claim when aggregated with the amount of the liability in respect of all other claims under Part 2 of Schedule 4 exceeds (Pounds)50,000 (in which event the Vendor will be liable for the whole amount of such claims and not merely the excess);

     6.1.3 the Vendor and the Guarantor receive from the Purchaser written particulars of the Relevant Claim or, as the case may be, claim under Part 2 of Schedule 4, (stating in reasonable detail the nature of the Relevant Claim or claim under Part 2 of Schedule 4 and together with, where practicable, reasonable supporting documentary evidence):

             6.1.3.1 on or prior to the date which is one month after the filing of the second set of audited accounts of the Company after the date hereof (provided that this is not later than 31 August 2002) in the case of a Relevant Claim for breach of any of the Warranties contained in Schedule 3;

             6.1.3.2 within 6 years after Completion, in the case of a Relevant Claim for breach of any of the Warranties contained in
                      Part 3 of Schedule 4 or a claim under Part 2 of Schedule
                      4,

            and any such Relevant Claim that may have been made within the time periods set out in this clause 6.1.3 (if it has not been previously satisfied, settled or withdrawn) shall be deemed to have been waived or withdrawn at the expiry of 8 months after the service of written particulars referred to in this clause 6.1.3 unless proceedings in respect thereof shall have commenced against the Vendor or the Guarantor, and for this purpose proceedings shall not be deemed to have commenced unless they have been both issued and served on the Vendor or the Guarantor.

6.2 The aggregate amount of the liability of the Vendor and the Guarantor for all Relevant Claims, claims under Part 2 of Schedule 4 and claims under the indemnities contained in clause 18 and clause 19 will not exceed (Pounds)9,250,000 and any such claims shall operate first against the Retention Fund in accordance with Schedule 6, thereafter by way of cancellation of the principal outstanding under the Loan Note and thereafter shall be satisfied by the Vendor or the Guarantor in cash.

6.3 Neither the Vendor nor the Guarantor shall be liable under the Warranties in respect of any Relevant Claim:

     6.3.1 based on any liability which is contingent only unless and until such contingent liability becomes an actual liability, provided that this sub-clause shall not operate to avoid a claim made in accordance with clause 6.1.3 in respect of a contingent liability within the applicable time limit specified in clause 6.1.3;

     6.3.2 if and to the extent that specific allowance, specific provision or specific reserve was made in the Accounts for the matter giving rise to the Relevant Claim;

     6.3.3 for any loss arising pursuant to a breach of Warranty to the extent that any such loss is actually recovered by the Purchaser or any Group Member under a policy of insurance in force on the date of loss but having deducted any costs incurred in pursuing recovery under such policy of insurance.

6.4 Neither the Vendor nor the Guarantor shall be liable in relation to any Relevant Claim which would not have arisen but for a voluntary act, omission or transaction carried out outside the ordinary course of business of the Group after the date hereof by any Group Member (otherwise than pursuant to a legally binding commitment of any such Group Member created on or before the date hereof) in circumstances where the Purchaser ought reasonably to have been aware that such matters would give rise to a Relevant Claim and other than in order to comply with any law.

6.5 Neither the Vendor nor the Guarantor shall be liable in relation to any Relevant Claim to the extent that it occurs as a result of any legislation not in force at the date hereof or any change of law or administrative practice after the date hereof which takes effect retrospectively.

6.6 Save in relation to any Relevant Claim pursuant to the Warranties contained in Part 3 of Schedule 4 (in which case paragraphs 8 and 10 of Schedule 4 shall apply), if the Vendor or the Guarantor pays to the Purchaser or the Company an amount in respect of a Relevant Claim and the Purchaser or the Company subsequently recovers from a third party a sum which is wholly attributable to the subject matter of such Relevant Claim, the Purchaser or the Company shall repay to the Vendor or the Guarantor (as the case may be) the lesser of:

     6.6.1 the amount of such receipt which is so wholly attributable from the third party (after deducting an amount equal to the costs of the Purchaser and/or the Company incurred in recovering such receipt and any taxation payable thereon); or

      6.6.2 the amount paid by the Vendor or the Guarantor (as the case may be) pursuant to the Relevant Claim.

6.7 The Purchaser hereby agrees for itself and on behalf of the Company and each other Group Member with the Vendor and the Guarantor that, in respect of any claims where the Vendor or the Guarantor may be liable to the Purchaser under the Warranties or the provisions of Part 2 of Schedule 4, neither the Vendor nor the Guarantor shall be obliged to meet any such liability more than once.

6.8 Any breach of any of the Warranties, provisions of Part 2 of Schedule 4, covenants or undertakings or any other breach of this Agreement by the Vendor or the Guarantor shall not entitle the Purchaser to rescind this Agreement.

6.9 The preceding provisions of this clause 6 will not apply in respect of a Relevant Claim concerning paragraph 1 (capital and capacity) of Schedule 3.

6.10 Notwithstanding any other provision of this Agreement, the preceding provisions of this clause 6 will not apply to exclude or limit the liability of the Vendor or the Guarantor to the extent that any Relevant Claim arises by reason of any fraud or dishonest or reckless or wilful misconduct or wilful omission by or on behalf of the Vendor.

7.    PURCHASER'S WARRANTIES AND UNDERTAKINGS

7.1 The Purchaser warrants that it is duly incorporated in England and Wales, has corporate capacity to enter into this Agreement and its signatories have been duly authorised to execute this Agreement and all documents mentioned herein as deeds or agreements, as applicable.

7.2 The Purchaser covenants and undertakes with and to the Vendor that it will not at any time after Completion use the name "P-Com" or any name identical or confusingly similar to "P-Com" in connection with any activity whatsoever.

8.    RESTRICTIVE COVENANTS

8.1 The Vendor and the Guarantor undertake to the Purchaser and the Company that they will not, and will procure that no Associated Company will (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the
      Purchaser:

      8.1.1 for a period of 2 years immediately following Completion, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Customer for the supply of Relevant Services (other than in connection with the solicitation of or the issue of tenders for bids or requests for quotes for the provision of services along with products of the Vendor, Guarantor, or any Associated Company on a turnkey basis);

      8.1.2 for a period of 2 years immediately following Completion, deal or contract with any Relevant Customer in relation to the supply of Relevant Services;

     8.1.3 for a period of 2 years immediately following Completion directly interfere, or seek to directly interfere, with the continuance of supplies to any Group Member from any supplier who has been supplying goods or services to any Group Member at any time during the 12 months immediately preceding Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce, or materially and adversely change its terms of, its supply of, those goods or services;

     8.1.4  for a period of 2 years immediately following Completion:

            8.1.4.1 solicit or entice away, or endeavour to solicit or entice away, from any Group Member; or

            8.1.4.2  employ:

            (a) in the case of any relevant employee of any Group Member whose basic current salary (excluding overtime payments) is equal to or in excess of (Pounds)30,000 per annum, in any capacity; or

            (b) in the case of any other relevant employee of any Group Member, in any respect in connection with the provision of the Relevant Services,

            any person employed in a managerial, supervisory, technical or sales capacity by any Group Member at Completion or at any time during the period of 12 months immediately preceding Completion where the person in question either has Confidential Information or would be in a position to exploit any Group Member's trade connections;

     8.1.5 within the United Kingdom for a period of 2 years immediately following Completion, be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on a recognised stock exchange and which confer not more than 3 per cent of the votes which could be cast at a general meeting), any other business which supplies Relevant Services (other than in connection with the solicitation of or the issue of tenders for bids or requests for quotes for the provision of services along with products of the Vendor, Guarantor, or any Associated Company on a turnkey basis);

     8.1.6 without prejudice to any rights relating to passing off or trade or service mark infringement (or similar rights in any territory), for a period of 2 years immediately following Completion use in connection with any business which is competitive with the business of any Group Member any name (in whatever form) which includes the name of any Group Member or any trading style or get up which is confusingly similar to that used by any Group Member as at Completion.

8.2 Except so far as required by law or any governmental or regulatory organisation (in whatever jurisdiction) and in those circumstances only after prior consultation with the Purchaser, each of the Vendor and the Guarantor undertakes to the Purchaser and to each Group Member that they will not, and will procure that no Associated Company will, at any time after Completion:

     8.2.1 disclose any Confidential Information to any person except to those authorised by any Group Member to know;

     8.2.2 use any Confidential Information for their own purposes or for any purposes other than those of any Group Member; or

     8.2.3 cause or permit any unauthorised disclosure of any Confidential Information.

8.3 Each of the undertakings set out in this clause is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the Vendor and the Guarantor.

8.4 Nothing in this clause 8 shall prevent the Guarantor or any of the Associated Companies issuing or soliciting tenders for bids ("TFB") or requests for quotes ("RFQ") for the provision of Relevant Services provided that:

     (a) the Guarantor issues the TFB or RFQ to the Company before or at the same time as it issues it to any other provider of Relevant Services;

     (b) the Relevant Services are required to be provided along with products of the Guarantor, the Vendor and/or the Associated Companies on a turnkey basis; and

     (c) for the avoidance of doubt nothing in this clause 8.4 shall in any way operate to prejudice or reduce the application of clause 8.1.2 and 8.1.5 above.

9.   GUARANTOR OBLIGATIONS

9.1 In consideration of the Purchaser entering into this Agreement the Guarantor irrevocably and unconditionally:

     9.1.1 guarantees to the Purchaser the due and punctual payment, observance and performance by the Vendor of all of the Vendor's liabilities and obligations, whether present or future, express or implied, actual or contingent, under or arising out of this Agreement, including any liability or obligation to pay damages or other compensation for any breach of any of the Warranties or to pay sums due and payable (but unpaid by the Vendor) under Part 2 of Schedule 4; and

     9.1.2 agrees as a primary obligation to indemnify the Purchaser from time to time on demand against each loss, liability and cost which the Purchaser incurs as a result of any of the obligations of the Vendor under the Agreement being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever whether or not known to the Purchaser, the amount of such loss being the amount which, having regard to any relevant provisions contained in clause 6, the Purchaser would otherwise have been entitled to recover from the Vendor.

9.2 The Purchaser will not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantor under this clause or by law:

     9.2.1  to make any demand of the Vendor;

     9.2.2 to enforce or seek to enforce any claim, right or remedy against the Vendor or any other person; or

     9.2.3 to make or file any claim or proof in connection with the insolvency of the Vendor or any other person; or

     9.2.4 to take any action or obtain judgment in any court against the Vendor or any other person.

9.3 Neither the liability of the Guarantor under this clause nor the rights, powers and remedies conferred on the Purchaser under this clause or by law will in any way be released, prejudiced, diminished or affected by any of the following:

     9.3.1 time or other indulgence being granted to the Vendor in respect of its obligations under the Agreement;

     9.3.2 the insolvency, incapacity, disability, or any change in the constitution, name, control or style of, the Vendor or the Guarantor;

     9.3.3 any invalidity, illegality, unenforceability, irregularity or frustration in any respect of any of the liabilities or obligations referred to in clause 9.1.1; and

     9.3.4 any act, omission event or circumstances which, but for this provision, might operate to prejudice, affect or otherwise affect the liability of the Guarantor under this clause or any of the rights, powers or remedies conferred upon the Purchaser under this clause or by law.

9.4 Save for any matters forming the subject matter of any legally binding settlement agreement between the Vendor and the Purchaser, the obligations of the Guarantor shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and in particular shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Vendor under this Agreement and shall continue in full force and effect until final payment in full of all amounts owing by the Vendor in total satisfaction of all the Vendor's actual and contingent obligations under this clause.

9.5 The Guarantor agrees that whilst any amounts are or may be owed by the Vendor under this Agreement or the Vendor is under any actual or contingent obligation under this Agreement, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations under this clause:

     9.5.1  to be indemnified by the Vendor;

     9.5.2 to claim any contribution from any other guarantor of the Vendor's obligations contained in this Agreement;

     9.5.3 to take the benefit (in whole or in part) and whether by way of subrogation or otherwise of any rights of the Purchaser under the Agreement or of any other security taken in connection with the Agreement by the Purchaser; or

     9.5.4 to claim or prove in a liquidation or other insolvency proceedings of the Vendor in preference to the Purchaser.

9.6 The Guarantor undertakes that, in the event of any claim being made against the Guarantor, the Guarantor will not make any claim against any director or employee of any Group Member on which or on whom the Vendor or the Guarantor may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter PROVIDED THAT the provisions of this clause 9.6 shall not restrict the Guarantor from making a claim against any director or employee in the event of fraud, dishonesty or reckless or wilful misconduct on the part of any such director or employee.

9.7 Any settlement, discharge, compromise or other arrangement reached between the Purchaser and the Guarantor in respect of the Guarantor's obligations under this clause shall be deemed always to have been void if in reaching such arrangement the Purchaser relied on any fact, matter or circumstance which is subsequently invalidated or avoided by any provision of law.

10.  ANNOUNCEMENTS

10.1 No announcement or circular concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement will be made by the Vendor or the Guarantor except with the prior written approval of the Purchaser or by the Purchaser except with the prior written approval of the Vendor and the Guarantor.

10.2 This clause does not apply to any announcement, circular or disclosure required by law or any governmental or regulatory organisation or recognised stock exchange, provided, if practicable, that the party required to make it has first consulted with the other party.

11.  COSTS

     Except where expressly stated otherwise, each party to this Agreement will bear such party's own costs and expenses relating to the negotiation, preparation and implementation of this Agreement. No Group Member will bear any part of such costs and expenses.

12.  INTEREST

     If the Vendor or the Guarantor becomes liable to pay the Purchaser or any Group Member any sum pursuant to this Agreement other than pursuant to
     Schedule 6, whether a liquidated sum or by way of damages or otherwise, the Vendor or the Guarantor (as the case may be) will be liable to pay interest on such sum from the due date for payment at the annual rate of 3 per cent above the base lending rate from time to time of the National Westminster Bank plc, accruing on a daily basis until payment is made, whether before or after any judgment.

13.    NOTICES

13.1 Any notice or other communication given in connection with this Agreement will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax to the recipient's address set out in this Agreement or to any other address which the recipient has notified in writing to the sender received not less than 7 Business Days before the notice was despatched.

13.2   A notice is deemed given:

       13.2.1 if delivered personally, upon delivery at the address provided for in this clause; or

       13.2.2 if sent by prepaid first class post, on the second Business Day after posting it; or

       13.2.3 if sent by overnight courier, on the second Business Day after posting it; or

       13.2.4  if sent by fax, on completion of its confirmed transmission provided that, if it is delivered by hand or sent by fax on a day which is not a Business Day or after 4.00 pm on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

13.3 The provisions of this clause will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.

14.    ASSIGNMENT

14.1 The Purchaser may assign the benefit of, and any of its rights under, this Agreement:

       14.1.1  freely to any company which at the relevant time is:

               14.1.1.1  a holding company of the Purchaser; or

               14.1.1.2 a subsidiary or subsidiary undertaking of the Purchaser; or

               14.1.1.3 a subsidiary or subsidiary undertaking (other than the Purchaser itself) of any such holding company,

               (each a "Permitted Transferee" for the purposes of this clause 14.1) the expressions "holding company", "subsidiary" and "subsidiary undertaking" having the meanings given to them by the CA 1985 PROVIDED THAT:

               14.1.1.4 following any such assignment the Purchaser shall give written notice thereof to the Vendor; and

               14.1.1.5 if the relevant transferee shall thereafter cease to be a Permitted Transferee it shall immediately re-assign the relevant benefit and rights to the Purchaser or to a Permitted Transferee; and

     14.1.2 to any other person provided that the prior written consent of the Vendor or the Guarantor has been obtained to such assignment.

14.2 For the avoidance of doubt, the Vendor and the Guarantor may not assign the burden of, or any of their obligations under, this Agreement.

14.3 This Agreement will be binding and enure for the benefit of and permitted assigns and successors in title of each of the parties and references to the parties will be construed accordingly.

15.  GENERAL

15.1 Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.

15.2 Each party will do all acts and things and execute all documents as any other party reasonably considers necessary to give full effect to the terms of this Agreement.

15.3 Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

15.4 Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

15.5 The rights and remedies expressly provided for by this Agreement will not exclude any rights or remedies provided by law.

15.6 The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

15.7 No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each party to this Agreement.

15.8 Except as required by law, all payments by the Vendor and the Guarantor pursuant to this Agreement will be made free and clear of all deductions and withholdings whether in respect of Taxation (as defined in Schedule 4) or otherwise. If any deduction or withholding is required by law to be made from any payment by the Vendor or the Guarantor pursuant to this Agreement which is not governed by the provisions of Schedule 4 or if (ignoring any available relief or allowance) the Purchaser or any Group Member is subject to Taxation in respect of any such payment which is not governed by the provisions of Schedule 4 then the Vendor or, where applicable, the Guarantor will pay to the Purchaser or the Relevant Group Member such additional amount as is necessary to ensure that the net amount received and retained by them (after taking account of such deduction or withholding or Taxation) is equal to the amount which they would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation.

15.9 The Purchaser undertakes and covenants with the Vendor that it will procure that the stock transfer form to be executed by the Vendor in relation to the transfer of the Shares shall be stamped with the appropriate duty within the period of 30 days following Completion and that it will procure that the registers of members and transfers are amended appropriately following such stamping being effected.

16.  GOVERNING LAW AND JURISDICTION

16.1 This Agreement will be governed by and construed in accordance with English law.

16.2 The parties agree that any dispute which arises out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of England and Wales or Delaware, USA only, the choice between these two jurisdictions being at the discretion of the party bringing such proceedings and the other party agrees to raise no challenge or objection in relation to the jurisdiction chosen by the party bringing such proceedings.

17.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts each of which when executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

18.  PENSION INDEMNITY

     The Vendor undertakes to the Purchaser that it will indemnify and keep indemnified on a continuing basis the Purchaser and the Purchaser as trustee for the Group against any contributions, claims, demands, penalties, liabilities, proceedings, costs, damages, losses and expenses (including all legal, actuarial and other professional fees and VAT and other taxes thereon) incurred or suffered by the Purchaser or any member of the Group in respect of or as a result of the R T Masts Limited Pension Scheme (including for the avoidance of doubt but without limitation any contributions, claims, demands, penalties, liabilities, proceedings, costs, damages, losses and expenses which relate to the winding-up of the R T Masts Limited Pension Scheme PROVIDED THAT:

18.1 the Vendor shall have no liability in respect of any claim under the indemnity pursuant to this clause 18 unless:

     18.1.1 notice in writing of such claim is given by or on behalf of the Purchaser to the Vendor stating in reasonable detail the nature of the claim and together with, where practicable, reasonable support in documentary evidence on or prior to the date which is 4 years after the date of this Agreement; and

     18.1.2 the amount of the liability in respect of such claim when aggregated with the amount of the liability in respect of all other such claims exceeds (Pounds)17,500 in which event the Vendor will be liable for the whole amount of such claim and not merely the excess;

18.2 the aggregate liability of the Vendor under this clause 18 shall be limited in accordance with clause 6.2 above;

18.3 the Vendor shall not be liable in relation to any such claim which would not have arisen but for a voluntary act, omission or transaction carried out outside the ordinary course of business of the Group after the date hereof by any Group Member (otherwise than pursuant to a legally binding commitment of any Group Member created on or before the date hereof) in circumstances where the Purchaser ought reasonably to have been aware that such matters would give rise to such a claim and other than in order to comply with any law.

19.  TELESYS INDEMNITY

19.1 The Vendor undertakes to the Purchaser that it will indemnify and keep indemnified on a continuing basis the Purchaser and the Purchaser as trustee for the Group against any claims, demands, liabilities, proceedings, costs, damages, losses and expenses (including all legal and other professional fees and VAT and other taxes thereon) incurred or suffered by the Purchaser or any Group Member as a result of any failure to effectively and validly transfer with effect from 31 December 1998 from the Vendor to the Company full legal and beneficial ownership of the Sale Assets as defined in the sale and purchase documentation attached to the Disclosure Letter at reference 26 in the Disclosed Documents (as defined in the Disclosure Letter) pursuant to the terms of such sale and purchase documentation, and further the Vendor and the Guarantor each hereby undertake that, in the event that such assets have not been so transferred, they will, upon request by the Purchaser, do all acts and things and execute such documents as the Purchaser may reasonably consider necessary to give effect to the transfer of assets referred to above;

19.2 the aggregate liability of the Vendor under this clause 19 shall be limited in accordance with clause 6.2 above

20.  ENTIRE AGREEMENT

     This Agreement and any other documents to be entered into between the Vendor and the Purchaser pursuant to this Agreement set forth the entire agreement and understanding between the parties or any of them in connection with the sale and purchase described herein.

21.  MANAGEMENT ACCOUNTS

21.1 By the tenth day of the month following Completion the Purchaser shall procure that the Company shall prepare and deliver to the Vendor management accounts in relation to the Company covering the period from 1 January 2001 to the date of Completion and prepared in a manner consistent with that adopted in respect of the Management Accounts PROVIDED THAT such management accounts shall be provided strictly on the basis that neither the Company nor the Purchaser (nor any of their respective officers, directors, employees, advisers or agents) shall have any liability whatsoever to the Vendor or any Associated Company in relation to such management accounts, and provided further that the Vendor and/or any relevant Associated Company shall provide the Company and/or the Purchaser with such information and assistance as is reasonably required in the preparation and provision of such management accounts.

21.2 In connection with this clause 21, the Purchaser shall permit Mark Perkins and Graeme Hall to prepare the aforementioned management accounts and shall also make them available to answer such reasonable questions as the Vendor may raise and to provide such assistance to the Vendor as the Vendor may reasonably require in relation to the due completion of the Vendor's own financial statements and reports in the context of such management accounts.

22.  LAND CERTIFICATE

22.1 It being acknowledged that the Company has filed a statutory declaration in the form disclosed to the Purchaser at HM Land Registry requesting a replacement land certificate under Title Number NN92526 the Vendor hereby agrees to provide such assistance to the Purchaser as the Purchaser may reasonably require in relation to the pursuit of the relevant application by the Company.

22.2 The Vendor will indemnify the Purchaser against any loss the Purchaser may suffer as a result of the Vendor's failure to produce the relevant original land certificate at Completion.

AS WITNESS the hands of the parties or their duly authorised representatives on the date first stated above.

                                  SCHEDULE 1

                                   The Group

                        Part 1: Details of the Company

Name of Company                              :       R.T. Masts Limited
Registered number                            :       1981078
Registered office                            :       3 and 4 Morris Close, Park Farm Industrial Estate,
                                                     Wellingborough, Northamptonshire, NN8 6XF
Date of incorporation                        :       22 January 1986
Authorised share capital                     :       (Pounds)160,625 divided into 160,625 ordinary shares of
                                                     (Pounds)1 each
Issued share capital                         :       (Pounds)160,625 divided into 160,625 ordinary shares of
                                                     (Pounds)1 each
Registered Shareholders                      :       Name and address                Number and class of shares
                                                                                     held
                                                     P-Com Network Services Limited  160,625 ordinary shares of
                                                     3-4 Morris Close                (Pounds)1 each
                                                     Park Farm Industrial Estate
                                                     Wellingborough
                                                     Northamptonshire
                                                     NN8 6XF

Directors' full names                        :       Mark Robert Perkins and George Powers Roberts
Secretary's full name                        :       Christopher Adam Grew and Graeme Andrew Hall
Accounting reference date                    :       31 December

                    Part 2: Details of other Group Members

Name of Group Member                  :   R.T. Masts (Property) Limited

Registered number                     :   606471

Registered office                     :   3 and 4 Morris Close, Park Farm
                                          Industrial Estate, Wellingborough,
                                          Northamptonshire NN8 6XF

Date of incorporation                 :   17 June 1958

Authorised share capital              :   (Pounds)16,000 divided into 16,000
                                          ordinary shares of (Pounds)1.00 each

Issued share capital                  :   (Pounds)15,003 divided into 15,003
                                          ordinary shares of (Pounds)1.00 each

Beneficially owned by the Company     :   the whole of the issued share capital

Directors' full names                 :   Mark Robert Perkins and George Powers

Secretary's full name                 :   Christopher Adam Grew and Graeme Hall

Accounting reference data             :   31 December

Name of Group Member                  :   Skymasts Limited

Registered number                     :   2184662

Registered office                     :   3 and 4 Morris Close, Park Farm
                                          Industrial Estate, Wellingborough,
                                          Northamptonshire NN8 6XF

Date of incorporation                 :   28 October 1987

Authorised share capital              :   (Pounds)100 divided into 100 ordinary
                                          shares of (Pounds)1.00 each

Issued share capital                  :   (Pounds)2 divided into 2 ordinary
                                          shares of (Pounds)1.00 each

Beneficially owned by the Company     :   the whole of the issued share capital

Directors' full names                 :   Mark Robert Perkins and George Powers
                                          Roberts

Secretary's full name                 :   Christopher Adam Grew and Graeme Hall

Accounting reference date             :   31 December

                                  SCHEDULE 2

                                 The Property

                               Part 1: Freehold


Description        Title Holder           Title number and quality of Use
                                          title if reg'd

None

                               Part 2: Leasehold

Description                Title holder        Title number and quality    Date of lease and parties to it        Term and
                                               of title if reg'd                                                  current rent
Unit 1 Morris Close,       R T Masts Limited   NN87280                     Lease dated 25 March 1986 between
Park Farm Industrial                           (Title Absolute)            A M Sturdy (1) and BV Wholesale
Estate, Wellingborough                                                     Limited (2)



Unit 2 Morris Close,       R T Masts Limited   NN142728                    Lease dated 19 February 1991
Park Farm Industrial                           (Title Absolute)            between Philippa Sherwood (1) and
Estate, Wellingborough                                                     David Hollister and Others (2)



Unit 3 Morris Close,       R T Masts Limited   NN92526                     Lease dated 1 September 1986
Park Farm Industrial                           (Title Absolute)            between S M Laughton (1) and R T
Estate, Wellingborough                                                     Masts Limited (2)

Description                         Use
Unit 1 Morris Close,                Term: 25 years from 25 March 1986
Park Farm Industrial
Estate, Wellingborough              Use: Any use falling within Use Class
                                    II, III or X of the Town & Country
                                    Planning (Use Classes) Order 1972

                                    Rent: (Pounds)50,000 pa

Unit 2 Morris Close,                Term: 250 years from 20 August 1990
Park Farm Industrial
Estate, Wellingborough              Use: Any use falling within use Class
                                    II, III or X of the Town and Country
                                    Planning (Use Classes) Order 1972

                                    Rent: Peppercorn

Unit 3 Morris Close,                Term: 25 years from 1 September 1986
Park Farm Industrial
Estate, Wellingborough              Use: Any use falling within use Class
                                    II, III or X of the Town and Country
                                    Planning (Use Classes) Order 1972

                                    Rent: (Pounds)27,500 pa

                                  SCHEDULE 3

                            Non-Taxation Warranties

1.   Interpretation

     In this Schedule 3 the following expressions have the following meanings:


     "Company"                          notwithstanding the definition contained
                                        in clause 1, each company individually
                                        details of which are set out in Schedule
                                        1 as if the provisions of this Schedule
                                        3 were set out in full in respect of
                                        each such company provided that where
                                        used other than in this Schedule 3 and
                                        Schedule 4 "Company" shall have the
                                        meaning given in clause 1

2.   Schedule 1: Capital and Capacity

2.1 The information contained in Schedule 1 is complete and accurate in all respects.

2.2 The Shares are in issue fully paid and are beneficially owned and registered as set out in Schedule 1 free from any third party right.

2.3 No Contract has been entered into which requires or may require the Company to allot or issue any share or loan capital.

2.4  The Company has no interest in the share capital of any body corporate.

2.5 Each of the Vendor and the Guarantor has full power to enter into and perform this Agreement and this Agreement constitutes obligations binding on each of them in accordance with its terms.

2.6  Each of the Group Members details of which are set out in Part 2 of
     Schedule 1 are, and have at all times in the last 6 years been, dormant within the meaning of section 250(3) of the CA 1985.

3.   The Disclosure Letter

     This provision is intentionally left blank.

4.   Accounts, records and Management Accounts

4.1  The Accounts:

     4.1.1 comply with the requirements of the Act and have been prepared in accordance with all applicable accounting standards (as that term is defined in section 256 of the Act) and (to the extent that none are applicable) with accounting principles and practices generally accepted in the United Kingdom;

     4.1.2 have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of the Company for the three financial years immediately preceding that which ended on the Accounting Date;

     4.1.3 show a true and fair view of the assets and liabilities (including contingent, unquantified and disputed liabilities) of the Company and of the state of affairs of the Company as at the Accounting Date and of the results of the Company for the financial year ended on that date; and

     4.1.4 are not affected (except as disclosed in the Accounts) by any extraordinary or exceptional item.

4.2 The accounting records of the Company are up to date and contain complete and accurate details of all transactions of the Company and comply with the provisions of sections 221 and 222 of the Act.

4.3 Except as fairly disclosed in the Disclosure Letter, the Management Accounts, copies of which are attached to the Disclosure Letter, have been prepared on bases consistent with those used in the preparation of the Accounts.

4.4  Except as fairly disclosed in the Disclosure Letter, the Management
     Accounts:

     4.4.1  are not misleading in any material respect;

     4.4.2 neither materially over-state the value of any of the assets nor materially under-state any of the liabilities of the Company as at the dates to which they were drawn up; and

     4.4.3 do not materially over-state the profits or turnover of the Company in respect of the periods to which they relate.

ASSETS

5.   Unencumbered title

     Each asset reflected in the Accounts (save for the Property, and current assets disposed of by the Company in the ordinary course of its business since the Accounting Date) and each asset treated as an asset of the Company and/or used by the Company at the date of this Agreement:

5.1 is in the legal and beneficial ownership of the Company, free from any third party right and from any Contract to grant the same; and

5.2  is situated at the Property.

6.    Debtors

      The Company has not factored or discounted any debt or agreed to do so. All of the debts which are reflected in the Accounts as owing to the Company (apart from bad and doubtful debts to the extent to which they have been provided for in the Accounts or the Management Accounts ) or which have subsequently been recorded in the books of the Company have realised or will realise in the normal course of collection and within six months of Completion their full value as included in the Accounts or in the books of the Company, and no such debt nor any part of it has been outstanding for more than four months from its due date for payment. For the avoidance of doubt the debit entries in the books of the Company in relation to Orange shall be deemed to be "debt" for the purposes of this paragraph 6.

7.    Stock

      The Stock now held by the Company and not written off in the Accounts:

7.1   is not obsolete or likely to realise less than its book value; and

7.2 is fit for its intended purpose and of satisfactory quality and accords with any other representation or contractual term, express or implied, which has been given, or which would in the normal course of its business be given, by the Company in respect of it.

8.    Plant and Equipment

      The Plant and Equipment:

8.1 is in a good state of repair and condition and satisfactory working order and have been regularly maintained to a reasonable standard and in accordance with any safety regulations usually observed in relation to them;

8.2 is capable and so far as the Vendor is aware will (subject to fair wear and tear) be capable throughout the periods of time during which they will be written down to a nil value (at the rates adopted in the Accounts) of meeting the needs for which they were designed or acquired; and

8.3   is accurately recorded in the fixed asset/plant register.

9.    Property

9.1 The particulars of the Property shown in Schedule 2 (including in the case of registered land the class of title and title number) are true, complete and correct. The use of the Property for the purpose stated in Schedule 2 corresponds to the use to which it is in fact put or (where the Property is not presently in use) to the use to which it was last in fact put.

9.2 The Company has a good and marketable title to the Property for the estate or interest stated in Schedule 2, free from any defects, and has in its possession, or under its control, all duly stamped deeds and documents which are necessary to prove title to the Property.

9.3 The Company is not in occupation of or entitled to any estate or interest in any land or premises save the Property.

9.4 Save as disclosed the Company has no knowledge of any of the following matters affecting the Property:

     9.4.1 any easement, reservation, covenant, restriction, agreement, licence, mortgage, charge, encumbrance, or third party right;

     9.4.2 any notice, order, proposal, dispute or complaint relating to it or its present use under any legislation, agreement, covenant, condition, licence or consent; or

     9.4.3 material outgoings (other than yearly rent and service charges, uniform business rates, water charges and other standard payments to the relevant water company, management fees to the management company for the Property including, without limitation, insurance premiums), whether of a periodically recurring nature or otherwise and whether payable by the owner or occupier of the Property.

9.5 The Company has not received notification of any breach of any obligations, restrictions, conditions and covenants (including any imposed by or pursuant to any lease) relating to the Property or its present use under any legislation, agreement, covenant, condition, licence or consent by any competent authority or other person and the Vendor is not aware of any circumstance which might give rise to such a breach.

9.6 So far as the Company is aware (but not having carried out any survey or tests) the Property is in a good and substantial state of repair and condition and fit for the purposes for which it is presently used.

9.7 So far as the Company is aware (but no specific enquiries or searches having been made) the use of the Property for the purpose stated in
     Schedule 2 is the permitted user under the provisions of all relevant legislation (including, without limitation, legislation relating to town and country planning, health and safety, and environmental protection) and regulations made under such legislation and is in accordance with the requirements of the local planning and all other competent authorities and all restrictions, conditions and covenants imposed by or pursuant to such legislation have been observed and performed and no agreement has been entered into under section 106 Town and Country Planning Act 1990 (or any similar statutory provision) in respect of the Property.

9.8 The replies given by the Vendors' Solicitors to the Purchaser's Solicitors' written enquiries concerning the Property are believed to be true and accurate in all respects.

10.  Intellectual Property Rights

10.1 All Intellectual Property Rights used in, or held in relation to, the Company's business (save for Intellectual Property Rights licensed to the Company under any Contract) are legally and beneficially owned by the Company free from any Encumbrance.

10.2 All Intellectual Property Rights used in, or held in relation to, the Company's business which are registered or the subject of applications for registration and all commercially significant unregistered

      Intellectual Property Rights are listed and described in the Disclosure Letter and such rights are all that are necessary or desirable for the Company to operate its business as it is currently operated.

10.3 The Intellectual Property Rights owned by the Company are (and nothing has been done or omitted to be done whereby any of them might cease to be) valid, subsisting and enforceable. In respect of such Intellectual Property Rights which are registered, all renewal fees have been duly paid, all steps required to have been taken by the Company for their maintenance and protection have been taken and so far as the Vendor is aware there are no grounds on which any person is or will be able to seek cancellation, rectification or any other modification of any registration.

10.4 There are, and have been, no proceedings, actions or claims and so far as the Vendor is aware none are pending or threatened or will arise, impugning the title, validity or enforceability of the Company's Intellectual Property Rights or claiming any right or interest in such Intellectual Property Rights.

10.5 There is, and has been, no infringement of the Company's Intellectual Property Rights and so far as the Vendor is aware none is pending or threatened.

10.6 The past and present activities of the Company (including the processes, methods, Software, goods and services used or dealt in by it, and the services supplied by it):

      10.6.1 with respect to Intellectual Property Rights are not, and have not been, subject to the licence, consent or permission of, or payment to, any other party;

      10.6.2 do not infringe, have not infringed and so far as the Vendor is aware will not result in any claim in relation to, any Intellectual Property Rights of any third party; and

      10.6.3 have not, and so far as the Vendor is aware will not, result in a claim in respect of Intellectual Property Rights against the Company including any liability to any compensation under sections 40 and 41 of the Patents Act 1977.

10.7 Save in the ordinary course of business neither the Vendor nor the Company has disclosed, nor is obliged to disclose, any know how to any third party, other than those who are bound by obligations of confidence. Save for officers or employees of the Company, no third party has had, other than in the ordinary course of business, access to any of the know how relating to or held by the Company. The Company is not restricted in its ability to use, or to disclose to any third party, any of its know how.

10.8 So far as the Vendor is aware there are no circumstances which would render any current application for registration of the Company's Intellectual Property Rights unacceptable to the relevant registry or other authority or which would prevent any such application from proceeding to grant and registration.

10.9 Except in relation to Software (in relation to which paragraph 11.1 of this Schedule 3 below applies) complete and accurate copies of all licences, sub-licences and other agreements whereby the Company is licensed or otherwise authorised to use the Intellectual Property Rights of a third party or whereby the Company licenses or otherwise authorises a third party to use Intellectual Property Rights are attached to the Disclosure Letter. All of them are in full force and effect, no notice having been given to terminate them, and the obligations of the Company in respect of them and, so far as the Vendor is aware, the obligations of third parties in respect of them have been fully complied with and no disputes have arisen in respect of them.

10.10 The Company has in its possession all necessary drawings, artwork, specifications, prototypes and other documents and things necessary to establish the Company's ownership of its Intellectual Property Rights and to prove that they are original or novel or both.

10.11 The Disclosure Letter contains a full list of domain names and other addresses in connection with the Internet or Worldwide Web which are held by or are or have been used in respect of the Company.

11.    Computer Systems

11.1 Details of all Software used or held by the Company in which the Intellectual Property Rights are owned by a third party are set out in the Disclosure Letter. Complete and accurate copies of all licences in respect of such Software as was specifically developed for the Company are attached to the Disclosure Letter. So far as the Vendor is aware, the licences of such Software are complied with in all respects in the operation of the business of the Company.

11.2 Complete and accurate copies of all maintenance agreements in place in respect of the Computer Systems which have been specifically developed for the Company are attached to the Disclosure Letter. So far as the Vendor is aware, the maintenance providers concerned have always fulfilled their obligations under those agreements in accordance with their terms.

11.3 Assuming that the Computer Systems which have been specifically developed for the Company were to carry on functioning in the manner in which they are currently functioning, then they, together with all other Computer Systems currently utilised by the Company, would be sufficient to enable the business of the Company to be managed in the same manner in which it is currently managed.

EMPLOYEES

12.    Remuneration and employees

12.1 Full particulars of the identities, dates of commencement of employment (or appointment to office), length of notice period, dates of birth, terms and conditions of employment and remuneration (including any bonus, commission, profit sharing, share and other incentive schemes, and collective or workforce agreements) of all the employees and officers of the Company are accurately set out in the Disclosure Letter and copies of all their written service agreements or contracts of employment or particulars of employment statements are attached to the Disclosure Letter.

12.2 Save for accrued holiday pay in respect of the Company's current holiday year there are no amounts owing to any present or former officers, workers or employees of the Company, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of business expenses incurred during such month.

12.3 All Contracts of employment between the Company and its directors and employees are terminable by the Company by giving at least the applicable minimum period of notice specified in section 86 Employment Rights Act 1996, and the Company is not contractually obliged to make any payment as a consequence of the termination of any such Contract.

12.4 Other than as fairly disclosed in the Disclosure Letter, the Company has not:

        12.4.1 with respect to salaried employees earning at least (Pounds)30,000 (excluding overtime payments) per annum, offered to employ or engage any person since the Accounting Date or where such employment or engagement will take effect after the date of this Agreement;

        12.4.2 with respect to salaried employees earning at least (Pounds)30,000 (excluding overtime payments) per annum, given or received notice to terminate the employment or engagement of any person since the Accounting Date or where such notice has not yet expired;

        12.4.3 with respect to any employee of the Company, offered to employ or engage any person since 30 November 2000 or where such employment or engagement will take effect after the date of this Agreement;

        12.4.4 with respect to any employee of the Company, given notice to terminate the employment or engagement of any person since 30 November 2000 or where such notice has not yet expired; or

        12.4.5 with respect to any employee of the Company, made, agreed or proposed any material change of terms and conditions of employment or engagement other than as disclosed pursuant to paragraph 12.1 above.

12.5 There is no person previously employed or engaged by the Company who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by the Company.

12.6 There are no employees who have been absent due to sickness leave for more than 3 months in the 12 month period ending on the date of this Agreement.

12.7 The Company has not recognised, and has not done any act which might be construed as recognition of, a trade union and the Company is not party to any agreement with any trade union or organisation of employees or workers nor so far as the Vendor is aware are any steps being taken by employees, workers or other representatives to ensure trade union recognition.

12.8 The Company is not involved, and has not during the 12 months prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees or workers.

12.9 There are no part-time, job share, flexitime or early retirement schemes applicable to any employees of the Company.

12.10 The Company does not operate or intend to operate and has not operated any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

12.11 The Company does not use the service of agency or other self-employed persons, contracted labour or agents.

12.12 The Company has, in relation to all present and former employees and workers, complied in all material respects with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions and has maintained adequate and suitable records, whether or not required to do so by law, regarding the service of each of its employees and has complied with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

13.    Pensions

13.1 With the exception of the Pension Schemes, the Group Personal Pension Scheme and the Life Assurance Scheme there are no:

       13.1.1 agreements or arrangements for the provision of any relevant benefits (as defined in section 612(1) ICTA) or similar benefit (including any pension, annuity, lump sum, gratuity or other like benefit) to be given on retirement, or in anticipation of retirement or after retirement in connection with past service, or to be given on or in anticipation of or in connection with any change in the nature of the service of the person in question or on death or disability to which any member of the Group contributes or is a participating employer; or

       13.1.2 informal or ex-gratia pension arrangements, customs or schemes involving any member of the Group for the provision of such benefits, for any Employee or officer or former employee or officer of any member of the Group or for any dependants of any such person.

13.2 No proposal has been announced by any member of the Group to alter the Group Personal Pension Scheme, the Life Assurance Scheme or the PHI Scheme nor has any proposal been announced by any member of the Group to establish any retirement death or disability agreement or arrangement of the nature referred to in paragraph 13.1 which proposal remains outstanding and has not been implemented (in whole or in part).

13.3 All benefits payable under the Life Assurance Scheme or the PHI Scheme on the death of any person or during periods of sickness or disability are as at Completion fully insured under a policy effected with an insurance company and such insurance cover is underwritten by it at its normal rates and on its normal terms for a person in good health. So far as the Vendor is aware, there is no reason why the relevant policies cannot be continued on the same terms following Completion.

13.4 As at Completion all premiums by way of insurance which are payable in respect of the Life Assurance Scheme or the PHI Scheme by any member of the Group or by the trustees (where relevant) or other administrators in respect of those schemes have been duly paid.

13.5 Copies of the documents containing the provisions currently governing the Pension Schemes, the Group Personal Pension Scheme, the Life Assurance Scheme and the PHI Scheme and material particulars of the benefits and entitlements under those schemes have been given to the Purchaser and are attached to the Disclosure Letter.

13.6 Except as set out in the Disclosure Letter, all actuarial, consultancy, legal and other fees charges or expenses in relation to each of the Pension Schemes whether payable by any member of the Group or its trustees, have been paid and no services have been rendered in respect of which an account or other invoice has not been rendered.

13.7 Each of the Pension Schemes and the Life Assurance Scheme is an exempt approved scheme within the meaning of section 592(1) ICTA and, so far as the Vendor is aware, there is no reason why such approval could be withdrawn.

13.8 So far as the Vendor is aware and except as otherwise set out in the Disclosure Letter, each of the Pension Schemes and the Life Assurance Scheme complies (and has at all times complied) with and has been administered in all material respects in accordance with all legislation, regulation and Inland Revenue practice and requirements relating to exempt approved pension schemes and subject thereto in all material respects in accordance with its governing trusts powers and provisions.

13.9 There are no actions, suits or claims (other than routine claims for benefits) outstanding, pending or threatened against the trustees (where relevant) or administrators of any of the Pension Schemes, the Group Personal Pension Scheme, the Life Assurance Scheme or the PHI Scheme or against the Vendor or any member of the Group in respect of any act, event, omission or other matter arising in connection with those schemes and the Vendor is not aware of any reason why any such action, suit or claim may arise.

13.10 As at Completion, there are no contributions due to the Group Personal Pension Scheme, whether payable by any member of the Group or the employees or officers of the Group (and whether payable in accordance with the terms of the Group Personal Pension Scheme or the terms of any contractual commitment entered into between any member of the Group and an employee or officer of the Group which have fallen due but are unpaid).

13.11 The members' benefits payable under the Group Personal Pension Scheme whether immediate, prospective or contingent are solely benefits which can be provided by the funds available for, and allocated to, each member under the Group Personal Pension Scheme.

13.12 No employee or officer or former employee or officer (whether living or deceased) of any member of the Group has been excluded or prevented from participating (or been granted restricted participation) in any of the Pension Schemes, the Group Personal Pension Scheme, the Life Assurance Scheme or the PHI Scheme or any other pension scheme or arrangement by any member of the Group or by any former employer (where liabilities have been transferred to the Group) on the grounds of part-time employment, marital status or otherwise where such exclusion, prevention or restriction constitutes discrimination in breach of the Treaty of Rome or any European Directive.

13.13 Except as otherwise set out in the Disclosure Letter, the Pension Schemes have been operated at all times from and including 17 May 1990 in accordance with the provisions of the EC Treaty relating to equal treatment and all Acts of Parliament, Directives and other relevant legislation including (without prejudice to the generality of the foregoing) the provision of sex equal benefits accruing after 16 May 1990.

CONTRACTS

14.    Insurance

14.1 All assets of the Company of an insurable nature are, and have at all material times been, insured in amounts equal to their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same classes of business as the Company including employer's liability, public liability and product liability.

14.2 All premiums due in relation to the Company's insurances have been paid, and nothing has been done or omitted to be done which would make any policy of insurance of the Company void or voidable or which is likely to result in an increase in premium or which would release any insurer from any of its obligations under any policy of insurance of the Company.

14.3 There is no insurance claim pending or outstanding and, as far as the Vendors are aware, there are no circumstances likely to give rise to any such claim.

14.4 Reasonable particulars of all the Company's insurances are given in the Disclosure Letter.

15.    Financing and working capital

15.1 Full and accurate details of any and all overdrafts, loans or other financial facilities outstanding or available to the Company are contained in the Disclosure Letter; and no person who provides any such facility has given any indication that it may be withdrawn or its terms altered.

15.2 The details contained in the Disclosure Letter of the credit or debit balances on all the bank or deposit accounts of the Company were correct at the date stated in the Disclosure Letter and since such date there have been no payments out of any such accounts except for payments in the ordinary course of business.

15.3 The Company has, since the Accounting Date, paid its creditors materially in accordance with their respective credit terms.

15.4 Having regard to existing bank and other facilities the Company has sufficient working capital to enable it to perform in accordance with their terms all Contracts which have been entered into by it.

15.5 No person has given any guarantee of or security for any overdraft, loan, other financial facility granted to the Company or other liability of the Company.

15.6 The Company has not applied for or received any grant, subsidy or financial assistance from any government department or other body.

16.    Material Contracts

       The Company is not, or has not been since the Accounting Date, a party to, liable under or subject to any Contract which:

16.1 involves agency, distributorship, franchising, marketing rights, information sharing, manufacturing rights, consultancy or servicing;

16.2 involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements;

16.3 involves hire purchase, conditional sale, credit sale, leasing, hiring or similar arrangements;

16.4 involves or is likely to involve any capital expenditure by the Company or involves or is likely to involve an aggregate expenditure or receipt in excess of (Pounds)50,000 by the Company;

16.5 is incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into;

16.6   cannot readily be fulfilled or performed by the Company;

16.7   the Vendor believes may result in a loss to the Company;

16.8 involves or is likely to involve any obligation, restriction, expenditure or receipt which the Vendor believes is of an unusual or onerous nature;

16.9 is for the supply of goods by or to the Company on a sale or return basis;

16.10 is for the supply of goods or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

16.11 is for the supply of goods or services by the Company or is a contract for the supply of goods or services to the Company which in either case is material to the business of the Company which in either case is not on the current standard terms and conditions on which the Company normally contracts to buy or supply (as appropriate) goods or services, copies of which are attached to the Disclosure Letter;

16.12 involves the forward purchase or sale of any currency, commodity, precious metal or other asset;

16.13 involves delegation of any power under a power of attorney or authorisation of any person other than its employees or officers (as agent or otherwise) to bind or commit the Company to any obligation;

16.14 restricts the freedom of the Company to carry on its business in any part of the world or to use or exploit any of its assets, in each case in such manner as it may think fit;

16.15 involves conditions, warranties, indemnities or representations given in connection with a sale of shares or an undertaking or fixed assets;

16.16 is a guarantee, indemnity, surety or letter of comfort in respect of the obligations of a third party, under which any liability or contingent liability is outstanding;

16.17 so far as the Vendor is aware includes a term which is not, or may not be, binding on the Company or any other party in consequence of the Unfair Terms in Consumer Contracts Regulations 1999; or

16.18 is not on arm's length terms or is in any way otherwise than in the ordinary and proper course of the Company's business.

17.    Other business matters

       During the 12 months ended on the date of this Agreement there has been no substantial change in the basis or terms on which any person is prepared to do business with the Company (apart from normal price changes), and no substantial customer or supplier of the Company has ceased or substantially reduced its business with the Company, and no indication has been received by the Company or any of the Vendors that there will or may be any such change, cessation or reduction.

COMPLIANCE; DISPUTES

18.    Company law matters and general compliance

18.1 Compliance has been made with all legal requirements in connection with the formation of the Company and all issues and grants of shares or other securities of the Company.

18.2 The copy of the memorandum and articles of association of the Company enclosed with the Disclosure Letter is true and complete.

18.3 All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies by the Company have been properly filed, and none has been so filed or delivered within 14 days of the date of this Agreement.

18.4 The statutory books (including all registers and minute books) of the Company have been properly kept.

18.5 The Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom and any relevant foreign country.

18.6 No agreement, practice or arrangement to which the Company is party is or ought to be or ought to have been registered under, or infringes, any competition, anti-restrictive trade practice or consumer protection legislation applicable in the United Kingdom or elsewhere.

18.7 There is not in existence or, so far as the Vendor is aware, pending, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of the Company.

19.    Litigation

19.1 Neither the Company nor any person for whose acts or defaults it may be liable is involved (whether as plaintiff, defendant or any other party) in any civil, criminal, tribunal or arbitration proceedings involving the Company, and so far as the Vendor is aware there are no facts likely to give rise to any such proceedings.

19.2 There is no unsatisfied judgment or unfulfilled order outstanding against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

20.    Default

20.1 The Company has not sold, supplied or provided any service which did not, does not or will not comply in all material respects with all applicable laws, regulations or standards or which was when sold, supplied or provided, defective or dangerous or not in accordance with any representation or contractual term, express or implied, relating to it.

20.2 The Company is not in material breach ("material" for these purposes to be deemed to include any breach in respect of which the relevant customer brings a claim against the Company in respect thereof) of the customer contracts included at documents 13 to 19 of the Disclosed Documents (as defined in the Disclosure Letter) together with the sub-contract between the Guarantor and the Company relating to the contract at Document 12 in the Disclosed Documents, and is not in material breach of any other Contract to which it is a party, and so far as the Vendor is aware no other party to any such Contract is in breach of it.

21.    Events since the accounting date

       Since the Accounting Date:

21.1 there has been no reduction in the value of the net assets of the Company determined in accordance with the same accounting policies as those applied in the Accounts (and valuing no asset at a figure greater than the value attributed to it in the Accounts or, in the case of any asset acquired since the Accounting Date, greater than cost);

21.2 the Company has not acquired, or agreed to acquire, any single asset having a value in excess of (Pounds)20,000 or assets having an aggregate value in excess of (Pounds)50,000;

21.3 the Company has not disposed of, or agreed to dispose of, any asset other than finished goods;

21.4 the trade and business of the Company has been carried on in the ordinary and normal course;

21.5 there has been no adverse change in the financial or trading position or prospects of the Company;

21.6 no dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA has been declared, paid or made by the Company;

21.7   no resolution of the shareholders of the Company has been passed;

21.8 no management or similar charge has become payable or been paid by the Company; and

21.9 no payment has been made to, or benefit conferred by the Company on, any of the Vendors, save as specified in the Disclosure Letter.

22.    Insolvency

22.1 No meeting has been convened at which a resolution will be proposed, no petition has been presented, no order has been made and no resolution has been passed for the winding-up of the Company or for the appointment of any provisional liquidator.

22.2 No administrative receiver, receiver or manager has been appointed of the whole or any part of the property, assets or undertaking of the Company.

22.3 No administration order has been made appointing an administrator in respect of the Company and no petition has been presented for an administration order in respect of the Company.

22.4 No voluntary arrangement has been proposed or approved under Part I Insolvency Act 1986 and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 Insolvency Act 1986 in respect of the Company.

22.5 The Company has not stopped or suspended the payment of its debts or received a written demand pursuant to section 123(1)(a) Insolvency Act 1986 and the Company is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

22.6 No disqualification order has at any time been made pursuant to the provisions of the Company Directors Disqualification Act 1986 against any former or current officer of the Company.

22.7 So far as the Vendor is aware, there are no facts in existence which are likely to lead to any of the events or circumstances referred to in this paragraph.

23.    Effects of the Agreement

23.1 The execution of this Agreement and the observance and performance of its provisions will not:

       23.1.1 result in a breach of any Contract, law, regulation, order, judgement, injunction, undertaking, decree or similar imposition to or by which the Company is party or bound, or entitle any person to terminate or avoid any Contract to which the Company is party, or have any material effect on any such Contract;

       23.1.2 result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business;

        23.1.3 result in the creation, imposition, crystallisation or enforcement of any encumbrance whatsoever on any of the assets of the Company;

        23.1.4 result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn; or

        23.1.5 adversely affect the Company's relationships with customers, suppliers and employees.

23.2 There is no Contract to which the Company is party which depends on the continuation of the connection (as shareholder, officer or employee of the Company) of any person with the Company who will cease to be a shareholder, officer or employee of the Company at Completion.

24.     Environmental/Health and Safety Matters

24.1    The Company does require my EHS Permits.

24.2 The Company and its officers, agents and employees comply and have at all times compiled in all material respects with Ehs Law.

                                  SCHEDULE 4

                                   Taxation

Part 1 - Interpretation

1.    Interpretation

      In this Schedule 4:

1.1 the following expressions have the following meanings unless inconsistent with the context:

      "the Accounting Date"       the same meaning as in clause 1

      "ACT"                       advance corporation tax

      "the Auditors"              auditors for the time being of the Company

      "the Balance Sheet"         the audited balance sheet of the Company as
                                  at the

      "CAA"                       Capital Allowances Act 1990

      "Claim" any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Taxation Authority from which it appears to the Purchaser that the Company is or may be subject to a Liability to Taxation or other liability in respect of which the Vendor is or may be liable under paragraph 2

      "Company"                   notwithstanding the definition contained in
                                  clause 1, each company individually details of which are set out in Schedule 1 as if the provisions of this Schedule 4 were set out in full in respect of each such company provided that where used other than in this Schedule 4 and Schedule 3 "Company" shall have the meaning given in Clause 1

      "Dispute"                   any dispute, appeal, negotiations or other
                                  proceedings in connection with a Claim

      "Event" any event, fact or circumstance whatsoever including but not limited to:

                                  (a)  any transaction, action or omission
                                       (whether or not the Company is party to
                                       it);

                                             the Company is party to it);

                                       (b)   the earning, receipt or accrual for
                                             any Taxation purpose of any income,
                                             profits or gains;

                                       (c)   the incurring for any Taxation
                                             purpose of any loss or expenditure;

                                       (d)   the declaration, payment or making
                                             of any dividend or other
                                             distribution;

                                       (e)   the sale and purchase of the Shares
                                             pursuant to this Agreement; and

                                       (f)   Completion

     "FA"                              Finance Act

     "Group Relief"                    the meaning given to that expression by
                                       section 402 ICTA

     "ICTA"                            Income and Corporation Taxes Act 1988

     "IHTA"                            Inheritance Tax Act 1984

     "Liability to Taxation"           (a)   any liability of the Company to
                                             make an actual payment of Taxation
                                             (whether or not the Company is
                                             primarily so liable and whether or
                                             not the Company has any right of
                                             recovery against any other person);
                                             and

                                       (b)   the use by the Company (in whole or
                                             in part) of any Purchaser's Relief
                                             to reduce or eliminate any
                                             liability of the Company to make an
                                             actual payment of Taxation (whether
                                             or not the Company is primarily so
                                             liable and whether or not the
                                             Company has any right of recovery
                                             against any other person) in
                                             respect of which the Vendor would
                                             otherwise have been liable under
                                             paragraph 2; and

                                       (c)   the loss by the Company (in whole
                                             or in part) of any Purchaser's
                                             Relief falling within paragraphs
                                             (a) and (b) of the definition of
                                             that term

     "Purchaser's Relief"                    (a)  any Relief which was treated
                                                  as an asset of the Company in
                                                  the Balance Sheet; and

                                             (b)  any Relief which was taken
                                                  into account in computing (and
                                                  so reducing or eliminating)
                                                  any provision for deferred tax
                                                  which appears in the Balance
                                                  Sheet or which would have
                                                  appeared in the Balance Sheet
                                                  but for the presumed
                                                  availability of such Relief;
                                                  and

                                             (c)  any Relief which arises wholly
                                                  or mainly as a result of any
                                                  Event in the ordinary course
                                                  of trading which has occurred
                                                  or occurs after the Accounting
                                                  Date

     "Relief"                                (a)  any relief, allowance,
                                                  exemption, set-off, deduction
                                                  or credit available from,
                                                  against or in relation to
                                                  Taxation or in the computation
                                                  for any Taxation purpose of
                                                  income, profits or gains; and

                                             (b)  any right to a repayment of
                                                  Taxation

     "Repayment"                             the obtaining by the Company of a
                                             repayment of Taxation from a
                                             Taxation Authority where the Vendor
                                             made a payment under this Part 2 of
                                             Schedule 4 or for breach of any
                                             Taxation Warranty which is the
                                             subject of the repayment

     "Saving" the reduction of elimination of any liability of the Company or the Purchaser or any member of the same group of companies as the Purchaser to make an actual payment of Taxation in respect of which the Vendor would not have been liable under paragraph 2 or for breach of any Taxation Warranty, by the use of any Relief arising as a result of a Liability to Taxation in respect of which the Vendor has made a payment under paragraph 2 or for breach of any Taxation Warranty

     "Taxation"                              (a)  any tax, duty, impost or levy,
                                                  past or present, of the United
                                                  Kingdom or elsewhere, whether
                                                  governmental, state,
                                                  provincial, local governmental
                                                  or municipal, including but
                                                  not limited to income tax
                                                  (including income tax required
                                                  to be deducted or withheld
                                                  from or
                                                  accounted for in respect of
                                                  any payment under section 203
                                                  ICTA or otherwise),
                                                  corporation tax, ACT, capital
                                                  gains tax, inheritance tax,
                                                  VAT, customs and other import
                                                  or export duties, rates, stamp
                                                  duty, stamp duty reserve tax,
                                                  national insurance and social
                                                  security contributions; and

                                          (b)     any fine, penalty, surcharge
                                                  or interest relating to any
                                                  tax, duty, impost or levy
                                                  mentioned in paragraph (a) of
                                                  this definition or to any
                                                  account, record, form, return
                                                  or computation required to be
                                                  kept, preserved, maintained or
                                                  submitted to any person for
                                                  the purposes of any such tax,
                                                  duty, impost or levy

     "Taxation Authority"                 any authority, whether of the United
                                          Kingdom or elsewhere, competent to
                                          impose, assess or collect Taxation,
                                          including but not limited to the Board
                                          of Inland Revenue, and the
                                          Commissioners of Customs

     "Taxation Statute"                   any statute (and all regulations and
                                          other documents having the force of
                                          law under such statute) published,
                                          enacted, issued or coming into force
                                          on or before the date of this
                                          Agreement relating to Taxation

     "Taxation Warranty"                  any Warranty in Part 3 of this
                                          Schedule 4

     "TCGA"                               Taxation of Chargeable Gains Act 1992

     "TMA"                                Taxes Management Act 1970

     "VAT"                                value added tax

     "VATA"                               Value Added Tax Act 1994

     "VAT Group"                          any group of companies for the
                                          purposes of section 43 VATA of which
                                          the Company is or has been a member on
                                          or before Completion;

1.2 references to Events include Events which are deemed to have occurred for any Taxation purpose and references to income, profits or gains earned, received or accrued for any Taxation purpose include income, profits or gains which are deemed to have been earned, received or accrued for any Taxation purpose;

1.3 references to an Event occurring on or before Completion shall be deemed to include the combined result or results of two or more Events where the first occurred on or before Completion outside the ordinary course of business and the Event or Events occurring after Completion are inside the Company's ordinary course of business;

1.4 references to the loss of a Relief include the disallowance of a Relief and the failure to obtain a Relief;

1.5 any stamp duty which is charged on any document, or in the case of a document which is outside the United Kingdom any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of the Company to any asset or in the enforcement or production of which the Company is interested, and any interest, fine or penalty relating to such stamp duty, will be deemed to be a liability of the Company to make an actual payment of Taxation.

Part 2 - Tax Covenant

2.   Covenant

     Subject to the provisions of this Part 2 of this Schedule 4, the Vendor covenants with the Purchaser to pay to the Purchaser an amount equal to the amount of:

2.1 any Liability to Taxation which has arisen or arises as a result of any Event which occurred on or before Completion; and

2.2  any Liability to Taxation which arises under section 767A or 767AA ICTA, section 132 FA 1988 or section 179, 189, 190 or 191 TCGA as a result of the combined effect of two or more Events, the first of which occurred on or before Completion; and

2.3 any Liability to Taxation which has arisen or arises on or before Completion as a result of the non payment of Taxation by the Vendor or any person (other than the Company) which is or has been connected (within the meaning of section 839 ICTA) with the Vendor and for which that person is primarily liable; and

2.4 any Liability to Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business of the Company; and

2.5 any Liability to Taxation which arises as a result of any supply, acquisition or importation made or deemed to be made on, before or after Completion for the purposes of VAT by any member of any VAT Group other than the Company; and

2.6 any liability of the Company to make a payment in respect of Taxation to any person pursuant to:

     2.6.1 any indemnity, covenant, guarantee or charge entered into by the Company on or before Completion; and

       2.6.2 any agreement or arrangement relating to the surrender of Group Relief, ACT or any other Relief or to any VAT Group, entered into by the Company on or before Completion; and

2.7    any Liability to Taxation which has arisen or arises as a result of:

       2.7.1 the sale of the Company pursuant to this Agreement under section 179 TCGA including but not limited to any section 179 TCGA liability in respect of the transfer of the trade and assets of the Telesys business from the Vendor to the Company on 1 January 1999; or

       2.7.2 the Inland Revenue or any other Taxation Authority treating the consideration received or paid by the Company on the disposal or acquisition of any asset or on the supply or obtaining of any service or business facility of any kind by or to the Company prior to Completion as being different from the consideration actually received or given including but not limited to any interest which is deemed to be received by the Company in relation to amounts owed to the Company by the Vendor and other members of the same group of companies as the Vendor; or

       2.7.3 any transaction on or prior to Completion in relation to the debt due from the Guarantor to the Company including but not limited to the replacement or novation of such debt for an equivalent debt due to the Company from the Vendor and the declaration of a dividend by the Company in satisfaction in whole or in part of such debt;

       2.7.4 the exercise of share options held by employees of the Company in the share capital of the Guarantor including but not limited to employer's national insurance contributions in each case where the options were entered into on or prior to Completion; or

       2.7.5 emoluments paid to employees and/or directors of the Company in platinum sponge prior to Completion, including but not limited to employer's National Insurance contributions

2.8 any reasonable costs, fees or expenses (including legal costs on a full indemnity basis) incurred by the Company or the Purchaser in connection with:

       2.8.1 any Liability to Taxation or other liability in respect of which the Vendors are liable under any of paragraphs 2.1 to 2.7; or

       2.8.2  any Claim or any Dispute; or

       2.8.3 reasonably taking or defending any action (including but not limited to legal proceedings) under this Part 2 of this Schedule 4.

3.     Quantification

       For the purposes of paragraph 2 the amount of a Liability to Taxation or a liability of the kind mentioned in paragraph 2.6 will be determined as follows:

3.1 the amount of a Liability to Taxation falling within paragraph (a) of the definition of that expression in paragraph 1.1 will be the amount of the actual payment of Taxation which the Company is liable to make;

3.2 the amount of a Liability to Taxation falling within paragraph (b) of the definition of that expression in paragraph 1.1 will be the amount of Taxation saved by the Company as a result of the use of the Purchaser's Relief; and

3.3 the amount of a Liability to Taxation falling within paragraph (c) of the definition of that expression in paragraph 1.1 will be:

     3.3.1 the amount of Taxation which would have been saved by the Company but for the loss of the Purchaser's Relief on the basis of the rates of Taxation current at the date of the loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position actually to use the Purchaser's Relief; or

     3.3.2 if the Purchaser's Relief lost was a right to a repayment of Taxation, the amount of the repayment of Taxation so lost; and

3.4 the amount of a liability of the Company to make a payment in respect of Taxation will be the amount of the payment in respect of Taxation which the Company is liable to make.

4.   Exclusions

4.1 The Vendor will not be liable under paragraphs 2.1 to 2.6 in respect of a Liability to Taxation or other liability of the Company to the extent to which:

     4.1.1 such Liability to Taxation or other liability was discharged on or before the Accounting Date; or

     4.1.2 specific provision was made in the Balance Sheet for such Liability to Taxation or other liability; or

     4.1.3 such Liability to Taxation or other liability would not have arisen but for any Event which occurred in the ordinary course of trading of the Company after the Accounting Date and on or before Completion; or

     4.1.4 payment has already been made in respect of such Liability to Taxation or other liability under this Part 2 or Part 3 of this
            Schedule 4; or

     4.1.5 such Liability to Taxation or other liability would not have arisen but for a change in legislation (including but not limited to an increase in rates of Taxation) or in the published practice of any Taxation Authority first enacted or announced after Completion in each case with retrospective effect; or

     4.1.6 such Liability to Taxation would not have arisen but for any voluntary omission, act, transaction or arrangement made, carried out or entered into after Completion by one or more of the Purchaser or the Company or any persons connected with any of them or acting on behalf of any of them;

            4.1.6.1 otherwise than pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion; and

            4.1.6.2 which the Purchaser was aware or could reasonably have been expected to be aware would give rise to the Liability to Taxation in question;

            4.1.6.3 otherwise than in the ordinary course of business of the Company; or

     4.1.7 such Liability to Taxation would not have arisen but for the fact that the accounting treatment of any asset or liability in future accounts of the Company after Completion is different from the treatment in the Balance Sheet save where the change is required to comply with generally accepted accounting principles existing at Completion; or

     4.1.8  such Liability to Taxation would not have arisen but for

            4.1.8.1 failure or omission on the part of the Company and/or the Purchaser (other than at the request of the Vendor) to make any claim, election, surrender or disclaimer, or give any notice or consent or do any other thing under the Taxation legislation after Completion, the making, giving or doing of which was permitted by law and taken into account in computing and so reducing the provisions for Taxation in the Balance Sheet; or

            4.1.8.2 the withdrawal or amendment by the Company after Completion (other than at the request of the Vendor) of any claim, election, surrender or disclaimer or the giving of a notice or consent made by the Company prior to Completion which was taken into account in computing and so reducing the provisions for Taxation in the Balance Sheet; or

     4.1.9 the Purchaser or the Company has already recovered an amount at least equal to such Liability to Taxation from a person or persons other than the Vendor and other than the Company or the Purchaser or the same group of companies as the Purchaser (provided that nothing in this paragraph 4.1.9 shall oblige the Company or the Purchaser to recover from such person in priority to claiming under Part 2 of this Schedule 4); or

     4.1.10 such Liability to Taxation results from any winding up or cessation after Completion of any trade or business carried on by the Company.

4.2 The provisions of paragraphs 4, 8 (Savings and Repayments) and 10 (Recovery) of this Schedule 4 and clauses 6.1, 6.2, 6.3, 6.4, 6.5, 6.7, 6.8, 6.9 and 6.10 of the Agreement shall apply to the Taxation Warranties to limit any claim in respect of the Taxation Warranties as if they were incorporated herein.

4.3 Clauses 6.1.2, 6.1.3, 6.2, 6.7 and 6.8 of the Agreement shall have as full effect as if they were incorporated herein in respect of any claim under
     Part 2 of this Schedule 4.

4.4 For the purposes of this Schedule 4 none of the following will be regarded as an Event occurring in the ordinary course of trading of the Company:

     4.4.1  any distribution (within the meaning of section 418 ICTA or Part VI
            ICTA) or deemed distribution;

     4.4.2 the disposal or acquisition of any asset (including trading stock) or the supply or obtaining of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) in circumstances where the consideration (if any) actually received or given for such disposal, acquisition, supply or obtaining is different from the consideration deemed to have been received or given for any Taxation purpose;

     4.4.3 any Event which gives rise to a Liability to Taxation in respect of deemed (as opposed to actual) income, profits or gains;

     4.4.4 the Company ceasing, or being deemed to cease, to be a member of any group of companies or associated with any other company for any Taxation purpose;

     4.4.5 any Event which gives rise to a Liability to Taxation primarily chargeable against or attributable wholly or partly to or recoverable wholly or partly from any other person;

     4.4.6 the acquisition or disposal of any capital asset other than routine disposals of office equipment, furniture and motor cars;

     4.4.7 any scheme, arrangement or transaction designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding or reducing or deferring a Liability to Taxation;

     4.4.8 the creation, cancellation or reorganisation of any share or loan capital of the Company;

     4.4.9  the failure by the Company to deduct or account for any Taxation; or

     4.4.10 any Event which gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Taxation.

5.  Deductions from payments

5.1 Except as required by law all payments by the Vendor under this Part 2 of this Schedule 4 will be made free and clear of all deductions and withholdings (whether in respect of Taxation or otherwise).

5.2 If any deduction or withholding is required by law to be made from any payment by the Vendor under this Part 2 of this Schedule 4 (other than any interest payable under clause 6.6) or if (ignoring any available Relief) the Purchaser is subject to Taxation in respect of any payment by the Vendor under this Part 2 of this Schedule 4, the Vendor covenants with the Purchaser to pay to the Purchaser such additional amount as is necessary to ensure that the net amount received and retained by the Purchaser (after taking account of such deduction or withholding or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation.

6.   Due date for payment

6.1 Subject to paragraph 6.5, the due date for the making of a payment by the Vendor under this Part 2 of this Schedule 4 will be the later of the date falling ten Business Days after the Purchaser has served a notice on the Vendor demanding such payment and the date determined in accordance with paragraphs 6.2 to 6.4.

6.2 In any case involving a Liability to Taxation falling within paragraph (a) of the definition of that expression in paragraph 1.1 or any other liability of the Company to make an actual payment, the second date mentioned in paragraph 6.1 will be the date falling five clear Business Days before the last date upon which the payment is required to be made to the person entitled thereto (after taking into account any postponement of the due date for payment of any Taxation which is obtained).

6.3 In any case involving a Liability to Taxation falling within paragraph (b) of the definition of that expression in paragraph 1.1, the second date mentioned in paragraph 6.1 will be the date falling five clear Business Days before the last date upon which the payment of Taxation which has been reduced or eliminated by the use of a Purchaser's Relief is or would have been required to be made to the relevant Taxation Authority.

6.4 In any case involving a Liability to Taxation falling within paragraph (c) of the definition of that expression in paragraph 1.1:

     6.4.1 if the Purchaser's Relief lost was a Relief other than a right to repayment of Taxation, the second date mentioned in paragraph 6.1 will be the date falling five clear Business Days before the last date upon which Taxation is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Purchaser's Relief is lost (irrespective of whether the Company then had sufficient profits or was otherwise in a position actually to use the Purchaser's Relief); or

     6.4.2 if the Purchaser's Relief lost was a right to a repayment of Taxation, the second date mentioned in paragraph 6.1 will be the date upon which the repayment was due from the relevant Taxation Authority.

6.5 In any case involving a liability of the Vendor to pay an additional amount to the Purchaser under paragraph 5.2 as a result of:

     6.5.1 any deduction or withholding being required by law to be made, the due date for payment will be the same as the due date for payment of the amount from which the deduction or withholding is required to be made; and

     6.5.2 the Purchaser being subject to Taxation in respect of any payment, the due date for payment will be the later of the date falling ten Business Days after the Purchaser has served a notice on the Vendor demanding such payment and the date falling five clear Business Days before the last date upon which the Taxation is (or, but for the availability of any Relief, would have been) required to be paid to the relevant Taxation Authority (taking into account any postponement of the due date for payment of Taxation).

6.6  If any payment required to be made by the Vendor under this Part 2 of this
     Schedule 4 is not made by the due date, ascertained in accordance with paragraphs 6.1 to 6.5, then such payment will bear interest from the due date for payment at the annual rate of 3 per cent above the base lending rate from time to time of National Westminster Bank plc, accruing on a daily basis until payment is made, whether before or after judgement, calculated on the basis of a 365 day year.

7.   General

     All payments by the Vendor under this Part 2 of this Schedule 4 will be treated as repayments by the Vendor of the consideration paid for the Shares pursuant to this Agreement, provided that this paragraph 7 will not operate in any way to limit the liability of the Vendor under this Part 2 this Schedule 4.

8.   Savings and repayments

8.1 If, at the Vendor's request and expense, the Auditors determine that the Company has obtained a Saving or a Repayment has been made, the Saving or Repayment (as the case may be) will be applied as follows:

     8.1.1 first, the amount of the Saving or Repayment will be set off against any payment then due from the Vendor under this Part 2 of Schedule 4 or for breach of any Taxation Warranty;

     8.1.2 secondly, to the extent that there is an excess a refund shall be made to the Vendor of any previous payment or payments made by the Vendor under this Part 2 of Schedule 4 and not previously refunded under this clause up to the amount of such excess and, the Purchaser will, within five Business Days, pay to the Vendor the amount of the excess; and

     8.1.3  thirdly to the extent that the excess referred to in sub-clause
            8.1.2 is not exhausted under that clause, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Vendor under this Schedule.

8.2 In determining whether or not the Company has obtained a Saving or a Repayment and, if so, the amount, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.

8.3 The Purchaser will inform the Vendor as soon as reasonably practicable after it or the Company becomes aware that the Company may obtain a Saving or a Repayment.

8.4 The provisions of this clause 8 will also apply, with appropriate modifications, to the obtaining by the Company, the Purchaser or any member of the same group of companies as the Purchaser of any Repayment or Saving (other than a repayment of Taxation from a Taxation Authority) in respect of a Liability to Taxation or other liability in respect of which the Vendor has made them a payment under this Part 2 of Schedule 4 or for breach of any Taxation Warranty.

9.   Purchaser's covenant

9.1 The Purchaser covenants with the Vendor to pay to the Vendor an amount equal to any liability of the Vendor to Taxation under section 767A or 767AA ICTA in connection with an Event occurring in the accounting period of the Company current at Completion or in any earlier accounting period and arising as a result of the Company failing to discharge such liability together with any losses, costs, fees or expenses incurred by the Vendor in connection with such liability.

9.2 The Purchaser will be entitled to set off against any amount which it is liable to pay to the Vendor under paragraph 9.1 any amount which the Vendor is liable to pay the Purchaser under this Part 2 of Schedule 4 in connection with the same Event.

10.  Recovery

     If any payment is made by the Vendor in full discharge of a liability which has arisen under this Schedule 4 then where the Company is entitled to recover or recovers from any other person any sum (other than a Repayment) in respect of the matter which has given rise to the liability the Purchaser shall, or shall procure that the Company shall in the case of such entitlement (if requested by, and at the expense of the Vendor and upon the Vendor indemnifying the Purchaser to the reasonable satisfaction of the Purchaser, against all reasonable costs or expenses which may therefore be incurred) take such action as the Vendor shall reasonably request to enforce such recovery against the person in question. The Purchaser shall account to the Vendor for any sums so recovered (including any interest or repayment supplement (as defined in section 825 ICTA) paid by such a person) in accordance with paragraph 8.1 of this Schedule 4.

11.  Claims Procedure

11.1 The Purchaser will as soon as reasonably practicable (and in any event no later than 7 days before the expiry of any time limit for making any appeal against such Claim) give notice of any Claim to the Vendor, provided that the giving of such notice will not be a condition precedent to the liability of the Vendor under this Schedule 4.

11.2 If the Vendor first indemnifies and keeps indemnified (on an after-tax basis) the Purchaser and the Company to the reasonable satisfaction of the Purchaser against any liability, cost, damage, loss or expense which the Purchaser or the Company may incur in consequence thereof the Purchaser agrees to take such action as the Vendor may reasonably request, at the Vendor's cost and expense, to dispute, resist, appeal, compromise or defend the claim.

11.3 The Purchaser shall not be obliged:

     11.3.1 to allow the Vendor to take over the conduct of the Company's Taxation affairs in relation to the Claim or the conduct of any negotiations or proceedings with any Taxation Authority;

     11.3.2 to procure that the Company pursues any proceedings before the General or Special Commissioners of the Inland Revenue or a Value Added Tax Tribunal or their nearest applicable equivalent in any other jurisdiction or the High Court of Justice of England and Wales or any other court or tribunal of first instance unless the Vendor and the Purchaser have first together obtained, at the Vendor's cost and expense, opinion of Counsel reasonably acceptable to the Purchaser recommending the course of action proposed by the Vendor; or

     11.3.3 in its absolute discretion, to procure that the Company pursues any proceedings beyond any court or tribunal referred to in paragraph 11.3.2; or

     11.3.4 to take any action which it reasonably considers would be prejudicial to the business or Taxation affairs of the Company, the Purchaser or any other company within the same group of companies as the Purchaser.

11.4 Paragraph 11.2 shall not apply, and the Purchaser shall be free to deal with all Claims in its absolute discretion:

     11.4.1 in any case involving an allegation by any Taxation Authority of dishonest or fraudulent conduct on the part of the Vendor or the Company or any person acting on behalf of any of the Vendor or the Company; or

     11.4.2 if the Vendor commits an act of bankruptcy, if a receiving order is made against the Vendor, if the Vendor becomes unable to pay its debts as and when they fall due or if the Vendor makes a composition with creditors or enters into a deed of arrangement.

12.  Corporation tax returns

12.1 The Vendor or its duly authorised agents will, at the Company's cost and expense if and to the extent such cost and expense has been provided for in the Balance Sheet (or in the case where such cost and expense has not been provided for in the Balance Sheet it has been paid prior to Completion), and thereafter at the Vendor's cost and expense, prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounting Date, to the extent that they have not been prepared before Completion, and submit them to the Purchaser.

12.2 Purchaser will procure that the Company causes the returns and computations mentioned in paragraph 12.1 to be authorised, signed and submitted to the appropriate Taxation Authority without amendment or with such amendments as the Purchaser reasonably considers to be necessary.

12.3 The Vendor or its duly authorised agents will, at the Company's cost and expense if and to the extent such cost and expense has been provided for in the Balance Sheet (or in the case where such cost and expense has not been provided for in the Balance Sheet it has been paid prior to Completion) and thereafter at the Vendor's cost and expense, prepare all documentation and deal with all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounting Date provided that the Vendor will not without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed) transmit any communication (whether written or otherwise) to HM Inspector of Taxes or agree any matter with HM Inspector of Taxes.

12.4 The Purchaser will procure that the Company affords such access to its books, accounts and records as is necessary and reasonable to enable the Vendor or its duly authorised agents to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounting Date and conduct matters relating to them in accordance with this paragraph 12.

12.5 The Vendor will take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounting Date are prepared and agreed with HM Inspector of Taxes as soon as possible.

13.  Group Relief

13.1 The Vendor will procure that it surrenders for no consideration pursuant to the provisions of Chapter IV Part X ICTA to the extent legally possible the following trading losses or other amounts eligible for surrender by way of Group Relief:

     Surrendering   Claimant Company       Amount            Accounting Period
     ------------   ----------------       ------            -----------------
     Company
     -------
     Vendor         Company               (Pounds)26,284     31 December 1997
     Vendor         Company              (Pounds)254,964     31 December 1998


13.2 The Vendor will keep the Purchaser fully informed of all matters relating to any surrender of Group Relief mentioned in paragraph 13.1.

Part 3 - Tax Warranties

14.  Returns, disputes and clearances

14.1 All notices, returns, computations, registrations and payments which should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is, or so far as the Vendor is aware is likely to be, the subject of any dispute with any Taxation Authority.

14.2 The Company is not involved in any dispute with any Taxation Authority concerning any matter likely to affect in any way the liability of the Company to Taxation and so far as the Vendor is aware there are no circumstances which are likely to give rise to any such dispute.

14.3 The Taxation affairs of the Company have never been the subject of any investigation or enquiry by any Taxation Authority (other than routine questions), and so far as the Vendor is aware no Taxation Authority has indicated that it intends to investigate the Taxation affairs of the Company and there are no circumstances which are likely to give rise to any such investigation.

14.4 The Company has punctually supplied all information requested by any Taxation Authority for any Taxation purpose.

14.5 All particulars furnished to the Inland Revenue or any other Taxation Authority in connection with the application for any consent or clearance made on behalf of or affecting the Company fully and accurately disclosed all facts, circumstances and (where appropriate) law material to the decision of the Inland Revenue or such other Taxation Authority and any such consent or clearance given remains valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) only in accordance with the terms of the relevant application, consent or clearance.

15.   Penalties and interest

15.1 The Company has not since the Accounting Date paid, and is not liable to pay, any fine, penalty, charge, surcharge or interest charged by virtue of any of the provisions of Taxation Statute and has not since the Accounting Date become subject to any forfeiture by virtue of any such provisions or the operation of any penal provisions contained in any Taxation Statute.

15.2 There are no circumstances which are likely to cause the Company to become liable to pay any fine, penalty, charge, surcharge or interest, or become subject to any forfeiture, as mentioned in paragraph 15.1.

16.   Taxation claims, liabilities and reliefs

16.1 The Company has sufficient records to enable it to make and complete returns for Taxation purposes and to calculate the liability to Taxation or relief arising on the disposal of any asset owned at the Accounting Date or acquired since the Accounting Date but before Completion.

16.2 The Company has duly and properly made all Taxation claims, disclaimers, elections and surrenders and given all notices and consents and done all other things in respect of Taxation the making, giving or doing of which was assumed to have been made for the purposes of the Balance Sheet, all such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Taxation Authorities and none has been revoked or otherwise withdrawn.

16.3 The Company has not made any claim under section 23, 24, 48, 242, 279 or 280 TCGA or section 584 ICTA.

16.4 The Company is not, and will not become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to Completion.

17.   Distributions and payments

17.1 The Company has not at any time issued or agreed to issue any share capital as paid up otherwise than by the receipt of new consideration, after repaying any share capital, as mentioned in section 210 ICTA.

17.2 The Company has not made or received any exempt distribution within the meaning of section 213 ICTA, and has at no time been a relevant company in relation to an exempt distribution for the purposes of that section or concerned in an exempt distribution for the purposes of section 214 ICTA.

17.3 No rents, interest, annual payments or other sums of an income nature paid or payable by the Company since the Accounting Date, or which the Company is under an obligation to pay, will be wholly or partially disallowable as deductions or charges in computing the profits of the Company for the purposes of corporation tax, whether by virtue of the provisions of section 74, 79, 125, 338, 577, 779 to 786 (inclusive) or 787 ICTA or otherwise.

17.4 The Company has not since the Accounting Date made any payment to, or provided any benefit for, any present or former director, employee or officer which is wholly or partially disallowable as a deduction in computing the profits of the Company for the purposes of corporation tax, and is under no obligation to make any such payment or provide any such benefit.

18.   Employee benefits

18.1 Without prejudice to the generality of paragraph 14.1, the Company has properly operated the Pay As You Earn system, by making deductions, as required by the applicable Taxation Statute, from all payments made, or treated as made, to its directors, employees or officers or former directors, employees or officers or any persons required to be treated as such, and accounting to the Inland Revenue for all Taxation so deducted and for all Taxation chargeable on the Company on benefits provided for its directors, employees or officers, or former directors, employees or officers.

18.2 The Company has complied fully with all reporting requirements, and proper records have been maintained, relating to all payments and benefits made or provided, or treated as made or provided, to its directors, employees or officers or former directors, employees or officers.

18.3 The Company has complied fully with its obligations under Chapter IV Part XIII ICTA.

18.4 The Company has complied fully with all its obligations relating to Class 1 and Class 1A National Insurance Contributions, both primary and secondary.

19.   Group transactions

      The Company has not at any time:

19.1 acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA;

19.2 surrendered or claimed or agreed or arranged to surrender or claim (and prior to Completion will not surrender or claim or agree or arrange to surrender or claim) any amount by way of Group Relief pursuant to sections 402 to 413 (inclusive) ICTA and has not made or received and is not liable to make or entitled to receive a payment for Group Relief;

19.3 surrendered or claimed or agreed or arranged to surrender or claim (and prior to Completion will not surrender or claim or agree or arrange to surrender or claim) any amount of ACT pursuant to section 240 ICTA and has not made or received and is not liable to make or receive a payment for surrender of ACT;

19.4 joined in the making of any election pursuant to section 247 ICTA or paid any dividend without paying ACT or made any payment without deduction of income tax in circumstances such that ACT ought to have been paid or income tax ought to have been deducted as mentioned in section 247(6) ICTA;

19.5 been, and there are no circumstances by virtue of which the Company could be, assessed or charged to corporation tax by virtue of the provisions of section 178(9), 179(11), 190 or 191 TCGA and the Company is not entitled to recover or liable to have recovered from it any sums paid pursuant to any of those sections; or

19.6 ceased to be a member of a group of companies in such circumstances that a profit or gain was deemed to accrue to the Company by virtue of section 178 or 179 TCGA and neither the execution of this Agreement nor Completion will result in any profit or gain being deemed to accrue to the Company for any Taxation purpose whether pursuant to section 179 TCGA or otherwise.

20.   Tax avoidance

      So far as the Vendor is aware the Company has not entered into or been a party to any scheme, arrangement or transaction to which the provisions of any of sections 34 to 37 (inclusive), 56 and 398, 395, 399, 703 to 709 (inclusive), 713, 714, 729 to 737 (inclusive), 770, 775, 776, 779 to 787
      (inclusive), 798 and Schedule 28AA ICTA could apply.

21.   Base values and acquisition costs

21.1 If each of the capital assets of the Company owned at the Accounting Date was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Balance Sheet, or in the case of assets acquired since the Accounting Date, equal to the consideration given on acquisition, no liability to corporation tax on chargeable gains or balancing charge under the CAA would arise (and for this purpose there will be disregarded any relief or allowance available to the Company other than amounts falling to be deducted from the consideration receivable under section 38 TCGA).

22.   Capital gains

      The Company has not at any time:

22.1 made a claim under sections 152 to 158 (inclusive) or 175 or 247 TCGA which affects the amount of the chargeable gain or allowable loss which would, but for such claim, have arisen upon a disposal of any asset or acquired any asset or any interest in any asset in circumstances in which another company has made a claim under section 175 TCGA which affects for the purposes of the TCGA the amount or value of the consideration given for such asset or interest;

22.2 been a party to, involved in, or connected with any disposal of assets within the meaning of section 29 TCGA or any scheme or arrangement such as are mentioned in section 30 TCGA;

22.3 been a party to, involved in, or connected with, any depreciatory transaction to which section 176 TCGA applied (including any transaction to which that section applied by virtue of section 177 TCGA);

22.4 made an election under section 35(5) TCGA nor has the Company made its first relevant disposal for the purposes of section 35(6) TCGA;

23.   Capital allowances

23.1 All capital expenditure incurred by the Company since the Accounting Date and all capital expenditure which may be incurred by the Company under any existing contract has qualified or will be capable of qualifying for capital allowances.

23.2 The Company is not in dispute with any person as to the availability of allowances under section 51 CAA and there are no circumstances which are likely to give rise to such a dispute.

24.   VAT: general

24.1  The Company:

      24.1.1 is duly registered and is a taxable person for the purposes of VAT and such registration is not subject to any conditions imposed by or agreed with the Commissioners of Customs and Excise;

      24.1.2 has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to value added tax;

      24.1.3 maintains complete, correct and up-to-date records for the purposes of all legislation relating to VAT and is not subject to any condition imposed by the Commissioners of Customs and Excise under paragraph 6 Schedule 11 VATA relating to the preservation of information;

      24.1.4 is not in arrears with any payment or returns under legislation relating to VAT or excise duties, or liable to any abnormal or non-routine payment of VAT, or any forfeiture or penalty, or to the operation of any penal provision;

      24.1.5 has not within the two years ending on the date of this Agreement been served with any penalty liability notice under section 64 VATA or any surcharge liability notice under section 59 VATA or been issued with any written warning under section 76(2) VATA;

      24.1.6 has not been or applied for treatment as a member of a group for VAT purposes under section 43 VATA and no transaction has been effected in consequence of which the Company is or may be held liable for any VAT arising from supplies made by another company;

      24.1.7 has no interest and has not at any time within the period of ten years preceding the date of this Agreement had any interest in any assets treated as items under Part XV of the Value Added Tax Regulations 1995; and

      24.1.8 is not, and has not agreed to become, an agent, manager or factor for the purposes of section 47 VATA of any person who is not resident in the United Kingdom.

24.2 All supplies of goods and services made by the Company are taxable supplies for the purposes of the VATA and all input tax is deductible in accordance with the provisions of sections 25 and 26 VATA.

24.3 All goods or services supplied to the Company, or goods imported by the Company, in respect of which the Company has claimed credit for input tax under the rules set out in VATA, are used or to be used wholly for the purposes of the Company's business.

24.4 The Company has not received any material supplies of the type described in Schedule 5 VATA.

25.   VAT: property transactions

25.1 The Company has not incurred any liability in respect of VAT (whether to H.M. Customs and Excise or to any other person) by reason of the provisions of paragraph 2(1) Schedule 10 VATA and there are no circumstances whereby the Company could become so liable as a result of a person making an election under that paragraph.

25.2 Neither the Company nor any relevant associate (within the meaning of paragraph 3(7) Schedule 10 VATA) has made any election under paragraph 2(1) Schedule 10 VATA in respect of any land in, over or in respect of which the Company has any interest, right or licence to occupy and the Company is not aware of any intention to make such an election.

26.   Stamp duty and stamp duty reserve tax

26.1 All documents which are liable to stamp duty and which confer any right upon the Company have been duly stamped and no document which confers any right upon the Company and which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom and there is no liability to any penalty in respect of such duty or circumstances which may give rise to such a penalty.

26.2 The Company is not under a liability to pay stamp duty reserve tax and so far as the Vendor is aware there are no circumstances which may result in the Company being so liable.

27.   Residence and offshore interests

27.1 The Company is and has at all times been resident in the United Kingdom for the purposes of all Taxation Statutes and has not at any time been resident outside the United Kingdom for the purposes of any Taxation Statute or any double taxation arrangements.

27.2 The Company has not at any time entered into any transaction falling within section 765 ICTA or failed to comply with the requirements of section 765A ICTA.

27.3 The Company has not at any time been subject to Taxation in any jurisdiction outside the United Kingdom or had a branch outside the United Kingdom or any permanent establishment (as that expression is defined in the respective double taxation relief orders current at the date of this Agreement) outside the United Kingdom.

27.4 The Company does not own and has not at any time owned any interest in a controlled foreign company within the meaning of sections 747 and 752 ICTA.

27.5 The Company does not and has at no time held shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom, in circumstances such that a chargeable gain accruing to that other company could be apportioned to the Company under section 13 TCGA.

28.   Shares and securities

28.1  The Company has not at any time:

      28.1.1 purchased or agreed to purchase, repaid or agreed to repay or redeemed or agreed to redeem any shares of any class of its share capital or any amount paid up on any of its shares;

      28.1.2 capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any class or description or passed or agreed to pass any resolution to do so; or

      28.1.3 provided capital to any company on terms whereby the company so capitalised has in consideration of the provision of capital issued loan stock or other securities on terms which were otherwise than by way of a bargain made at arm's length.

28.2 The Company does not hold or have in issue and shares or securities (as defined in section 132(3)(b) TCGA) other than the Shares.

29.   Loan relationships

      There are no outstanding debts owed to or by the Company, or any securities issued by the Company or which it owns or in which it has an interest, which will not be repaid at Completion, other than trade debts which fall within the exemption in section 251(1) TCGA and which do not arise out of loan relationships of the Company for the purposes of section 81(1) FA 1996.

30.   Foreign exchange gains and losses

30.1  The Company is not, nor has it since the Accounts Date been:

      30.1.1   the holder of a qualifying asset;

      30.1.2   subject to a qualifying liability; or

      30.1.3   a party to a currency contract

      30.1.4   for the purposes of Chapter II Part II FA 1993.

30.2 The Company is not and never has been a party to any debt contract or option, any interest rate contract or option, or any currency or option which is treated as a qualifying contract in Chapter II Part IV FA 1994 or which in future may become such a qualifying contract.

31.   Quarterly instalment payments

      The Company is not obliged to pay corporation tax in quarterly instalments under the provisions of Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No 3175) and section 59E TMA.

32.   Group payment arrangements

      The Company has not entered into any group payment arrangements under the provisions of section 36 FA 1998.

33.   Transfer pricing

33.1 The Company has not, nor agreed to, undertake any transactions which are within the provisions of Schedule 28AA ICTA and the Disclosure Letter sets out the details of the documentation the Company has prepared to enable it to fulfil its obligations under Schedule 18 FA 1998 in respect of accounting periods ending after 30 June 1999 in relation to transfer pricing.

33.2 The Company has not entered into any advance pricing arrangements with the Inland Revenue under the provisions of section 85 FA 1999.

34.   Balance Sheet

34.1 The Balance Sheet fully provides or reserves, in accordance with the accounting policies set out in the notes included in the Balance Sheet, for all Taxation (including deferred tax attributable to timing differences capable of reversal after the Accounting Date) for which the Company is or may be liable, or for which it may be accountable, as at the Accounting Date by reference to:

      34.1.1 the profits, gains, income and earnings (whether actual or deemed) for any period ended on or before the Accounting Date; or

     34.1.2    any distributions (within the meaning of Part VI or section 418
               ICTA) made or deemed to be made on or before Accounting Date; or

     34.1.3 any other transaction entered into or deemed to be entered into on or before the Accounting Date.

                                      SCHEDULE 5
                            Completion Arrangements

At Completion the following will take place:

1.        Items For Delivery

1.1       The following items will be produced and delivered by the Vendor:

          Share Transfers

          1.1.1 Executed transfers of the Shares in favour of the Purchaser together with the share certificates for the Shares (or in the case of any lost certificate an indemnity satisfactory to the Purchaser in relation to it).

          Authorisations

          1.1.2 A copy of a resolution of each of the board of directors of the Company and the Guarantor authorising the execution of and the performance by the Company and the Guarantor of their obligations under each of the documents to be executed by them, together with a legal opinion in agreed terms relating to the entering into of this Agreement and related documentation by the Guarantor.

          1.1.3 If the Purchaser requests, a power of attorney in the agreed terms by each registered holder of the Shares which enables the Purchaser or its nominee to attend and vote at general meetings of the Company.

          Resignations and Appointments

          1.1.4 Letters of resignation as directors of the Company and Group Members in the agreed terms from George Roberts and Mark Perkins.

          1.1.5 Letters of resignation as secretaries of the Company and Group Members in the agreed terms from Christopher Grew and Graeme Hall.

          1.1.6 Letters of appointment of such new trustees to, and the letters of retirement of such of the existing trustees of, the Pension Scheme as the Purchaser may require.

          Company Documentation

          1.1.7 The certificate of incorporation, any certificate(s) of incorporation on change of name, the common seal and the statutory books and registers (which will be written up to but not including Completion) of the Company.

          1.1.8 All deeds and documents relating to the title of the Company to the Property.

          Financial

          1.1.9 A copy of the bank mandate of the Company and copies of bank statements in respect of each account of the Company as at the close of business on the last Business Day prior to Completion, together in each case with a reconciliation statement prepared by the Vendor to show the position at Completion (listing unpresented cheques drawn or received by the Company and standing orders payable since the date of such bank statements).

          Miscellaneous

          1.1.10 All licences, certificates or other documents previously specified by the Purchaser.

          1.1.11 A deed in the agreed terms from the Vendor acknowledging that neither the Vendor nor any Associated Company has any claim against the Company and that there is no agreement or arrangement under which the Company has any actual, contingent or prospective obligation to any such person.

          1.1.12    Where any agreement or arrangement referred to in paragraph
                    1.1.12 previously existed, evidence of the release or termination of it in a form satisfactory to the Purchaser.

2.        Convening of Meetings

2.1 The Vendor will procure that duly convened board meetings of the Company are held at which:

          2.1.1 the transfers referred to in paragraph 1.1.1 (subject to stamping if not previously effected) are approved for registration in the books of the Company;

          2.1.2 the address of the registered office of the Company is changed to Claremont House, Hatters Lane, Croxley Business Park, Watford, Hertfordshire WD18 8TR;

          2.1.3 the resignations of directors and secretary referred to in each of paragraphs 1.1.5 and 1.1.6 are accepted with effect from the end of the relevant board meeting;

          2.1.4 such persons as are nominated by the Purchaser as directors, secretary and auditors of the Company are appointed with effect from the end of the relevant board meeting; and

          2.1.5 if specified by the Purchaser, all existing instructions to the bankers of the Company are revoked and new instructions given to such bankers as the Purchaser may nominate, in such form as the Purchaser directs;

3.        Purchaser authorisation

          The Purchaser will deliver to the Vendor a copy of a resolution of the board of directors of the Purchaser authorising the execution of and performance by the Purchaser of its obligations under each of the documents to be executed by it.

4.        Sub-Contract

          In connection with the Sub-Contract:

4.1 the Guarantor will produce and deliver to the Purchaser the consent of Mercury Personal Communications in a form acceptable to the Purchaser to the sub-contracting of the One2One Contract on the terms of the Sub-Contract; and

4.2 the Guarantor shall, and the Vendor shall procure that the Company shall, enter into the Sub-Contract.

5.        Payment of Consideration

          The Purchaser will pay in accordance with clause 2.3 that part of the Consideration which is payable to the Vendors on Completion and as regards the Retention Fund the Purchaser and the Vendors shall take all such steps and give all such written instructions as are necessary or desirable to give effect to the provisions of Schedule 6.

6.        Loan Note

          The Purchaser shall issue the Loan Note to the Vendor and the Certificate for such Loan Note shall be delivered at Completion.

                                       SCHEDULE 6
                      Provisions regarding Retention Fund

1. The Retention Fund shall be paid on Completion by the Purchaser to the Purchaser's Solicitors and the Vendor's Solicitors ("the Retention Fund Holders") who shall hold the Retention Fund as stakeholders upon trust for the Vendor and Purchaser on the following terms and who shall be irrevocably instructed by the Vendor and the Purchaser:

1.1 to place the Retention Fund in a deposit account in the name of the Retention Fund Holders with Bank of Scotland and, subject to paragraph 1.3, to retain the same in such account;

1.2 subject as provided in paragraph 1.3, to pay the Retention Fund to the Vendor Solicitors in accordance with clause 3 at the expiration of 6 months from the date of Completion;

1.3 if at any time or from time to time prior to the expiration of the said period of 6 months the Retention Fund Holders shall receive notice from the Purchaser and the Vendor stating that any claim for compensation or indemnity has been admitted by the Vendor, or awarded by any Court or in any arbitration, to pay to the Purchaser the amount so admitted or awarded (including any costs which may be admitted or awarded in favour of the Purchaser), and, subject thereto, to pay the balance if any of the Retention Fund to the Vendor's Solicitors in accordance with paragraph 1.2; and

1.4 to pay any interest received by the Retention Fund Holders on the Retention Fund (less any tax thereon for which the Retention Fund Holders may be accountable and any charges and expenses incurred by the Retention Fund Holders) to the Vendor in accordance with clause 2.3 at the expiration of the period referred to in paragraph 1.2 or, if applicable, when the balance of the Retention Fund is paid to the Vendor's Solicitors in accordance with paragraph 1.3.

                                    SCHEDULE 7
                               Relevant Services

Rigging Services including the survey, installation and testing of antenna and feeder systems for use in UHF, VHF, PCN, GSM, PMR, PAMR (as defined in Newton's Telecoms Dictionary, 15th Edition) radio systems;

Microwave Services including the survey, line of sight, installation and commissioning of microwave links;

Structure Services including design, provision and installation of telecommunication support structures together with the management of contractors to provide foundations, security fencing, equipment cabins, lightening protection etc;

Maintenance Services including preventative and reactive maintenance to support the Company's rigging, microwave and structure services;

Support Services including project management of Relevant Services, material/equipment, storage and logistics; and

Special Projects - providing the above services in special environments such as Trackside, roadside in tunnels, in buildings.

SIGNED by   /s/ B.J. Jarvis             )
duly authorised for and on behalf of    )
P-COM NETWORK SERVICES LTD              )
in the presence of:                     )


Witness signature:   /s/ Jacqui Tate

Name:       Jacqui Tate

Address:    32 Cross Street
            London N12BG

Occupation: Solicitor


SIGNED by   /s/ Philip Wainwright       )
duly authorised for and on behalf of    )
SPECTRASITE TRANSCO                     )
COMMUNICATIONS LIMITED                  )
in the presence of:                     )


Witness signature:

Name:

Address:


Occupation:


SIGNED by    /s/  B.J. Jarvis           )
duly authorised for and on behalf of    )
P-COM, INC.                             )
in the presence of:                     )


Witness signature:   /s/ Jacqui Tate

Name:         Jacqui Tate

Address:      32 Cross Street
              London N12BG

Occupation:   Solicitor